UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TO THE SHAREHOLDERS OF MESA LABORATORIES, INC.:

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Mesa Laboratories, Inc. (“we,” “our,” the “Company,” or “Mesa”) will be held on Tuesday, September 8, 2026, at 12:00 p.m. Mountain Time at our corporate headquarters at 12100 West Sixth Avenue, Lakewood, Colorado 80228.

As a shareholder of Mesa Laboratories, Inc. common stock at the close of business on July 10, 2026 (the “Record Date”), you are invited to participate in the Annual Meeting and any postponements or adjournments thereof. You are entitled and requested to vote on the proposals described in the accompanying proxy statement (the "Proxy Statement").

Items of Business Include:

1. The election of the seven director nominees identified in the Proxy Statement for a term of one year (Proposal 1);

2. The ratification of the selection by our Audit Committee of Baker Tilly US, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2027 (Proposal 2);

3. An advisory vote on executive compensation (Proposal 3);

4. The transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who Can Vote

Only shareholders of record of Mesa common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. At the close of business on the Record Date, there were 5,595,869 shares of common stock outstanding. Each share of common stock entitles the shareholder of record to cast one vote on each proposal submitted for voting at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete and return the enclosed proxy card in the envelope provided or vote by internet or telephone pursuant to instructions provided with the proxy card.

How to Vote

Please vote your shares by signing and returning your proxy card using telephone or internet voting. This will ensure that your shares will be voted whether or not you attend the Annual Meeting. If you are a shareholder of record, you may attend the Annual Meeting and vote in person even if you have previously granted a proxy.

Availability of Materials

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s (“SEC”) “notice and access” rules, which we believe results in lower costs and a positive environmental impact due to reduced quantities of materials that will be printed and mailed to shareholders. The Proxy Statement, including the enclosed proxy card, and our Annual Report on Form 10-K (the “2026 Annual Report”) for the fiscal year ended March 31, 2026 (“fiscal year 2026”) are available to view at www.edocumentview.com/MLAB or www.mesalabs.com.

We intend to mail a notice regarding the internet availability of proxy materials (the “Notice of Internet Availability”) to our shareholders on or about July 22, 2026.

i

As a shareholder of Mesa as of the Record Date, you are invited to participate in the Annual Meeting, and are entitled and requested to vote on the proposals described in the Proxy Statement. The Notice of Internet Availability instructs you how to submit your proxy or voting instructions form through the Internet. If you would like to receive a paper copy of our proxy materials, the Notice of Internet Availability also explains how to request a paper copy of those materials, including a proxy card that provides instructions on how to submit your proxy by mail or telephone.

By Order of the Board of Directors,

/s/ Siddhartha Kadia, Ph.D.

July 22, 2026

Siddhartha Kadia
President and Chief Executive Officer

ii

To Our Fellow Shareholders,

On behalf of the Mesa Laboratories, Inc. Board of Directors, I am pleased to share an update on Mesa's progress since our last annual meeting and our focus for the years ahead.

In fiscal year 2026, Mesa delivered solid financial performance while continuing to execute on our long-term strategy and fulfill our mission of Protecting the Vulnerable®. We achieved continued growth in revenues, organic revenues, and adjusted operating income, reflecting our emphasis on creating long-term shareholder value. Across our four divisions, we remain focused on operational discipline, commercial execution, and aligning our resources toward our most attractive opportunities. While certain portions of our business delivered strong results in fiscal 2026, others did not achieve their full potential, and improving consistency across Mesa's portfolio remains a key priority.

After serving as President and Chief Executive Officer since 2017, Gary Owens stepped down from his role in April 2026. On behalf of the Board, we thank Gary for his leadership and for the contributions he made to Mesa, including helping to expand Mesa's portfolio, addressable markets and scale through a period of significant growth.

Following a thorough search process, we welcomed Dr. Siddhartha Kadia as Mesa’s new President and Chief Executive Officer. In his first months at Mesa, Dr. Kadia has engaged closely with our teams and met with customers across our global operations, helping him develop an early understanding of our businesses, markets, and opportunities. He has quickly established a clear focus on strengthening core organic growth, enhancing operational discipline, and aligning employee incentives with long-term shareholder value. I am encouraged by his early perspectives on Mesa and its opportunities, along with the energy he has brought to the organization.

Engagement with our shareholders remains a cornerstone of our governance philosophy. Over the past year, the Board and Management held positive discussions with a significant portion of our shareholder base on a variety of topics, including succession planning, governance practices, compensation plan design, and environmental and social practices. Feedback from these conversations directly influences our decisions and supports our efforts to meet shareholder expectations.

On behalf of the Board, thank you for your continued support. With a strong foundation in place and a continued focus on execution, we are confident in our ability to build on our progress and deliver sustainable, long-term shareholder value in our next chapter.

Sincerely,

/s/ John Sullivan, Ph.D.

John Sullivan

Chairperson of the Board of Directors

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proxy statement summary

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider. Please read the entire Proxy Statement before voting.

ABOUT MEsa Laboratories, Inc.

Mesa Laboratories, Inc. is a global leader in the design and manufacture of life sciences tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. We offer products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world. We have manufacturing operations in the United States and Europe, and our products are marketed by our sales personnel in North America, Europe and the Asia Pacific region ("APAC"), and by independent distributors throughout the world.

We operate under the four pillars of the Mesa Way, our customer-centric, lean-based system for continuously improving our high-margin, niche businesses. The Mesa Way is focused on: "Measuring What Matters" based on our customers' perspectives; "Empowering Teams" with the tools and accountability to deliver value and exceed customer expectations; "Sustainably Improving" to continuously enhance our processes, products and services; and "Always Learning" to cultivate adaptability by reflecting on outcomes, sharing knowledge, and building capabilities across the organization.

Annual MEETING Agenda & Voting Recommendations

Proposal	Unanimous Board Vote Recommendation	Page Reference
1. Election of seven director nominees named in this Proxy Statement for a term of one year	FOR	8
2. Ratification of the selection by our Audit Committee of Baker Tilly US, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2027	FOR	27
3. Advisory vote on executive compensation	FOR	30

Overview of Director Nominees

Each of the seven nominees to our Board of Directors ("the Board") has extensive leadership and business experience. All of our director nominees currently serve as directors. Dr. Kadia was appointed to the Board in April 2026, and the remaining directors were elected at our prior annual meeting. For more information about our Board nominees, please see "Proposal 1. Election of Directors."

The Board recognizes the importance of refreshment to bring new perspectives and believes we maintain a healthy mix of newer and seasoned directors, with four of the seven members joining the Board within the last five years. The Nominating and Governance Committee and the full Board are committed to maintaining a Board composed of directors with a diverse range of experiences, perspectives, and skillsets, as well as relevant professional expertise. We believe our Board composition positions the Board to effectively oversee Mesa's business strategy, including organic and acquisitive growth, and to represent the long-term interests of our shareholders.

 The Board conducts an annual self-assessment to evaluate whether it maintains an appropriate balance of skills and attributes to effectively oversee the business. In addition, each Board member and committee self-evaluates their performance and effectiveness on an annual basis. The results of these evaluations are reviewed by the full Board, and opportunities for improvement are pursued.

Governance Highlights

We are committed to maintaining strong corporate governance practices that support long-term shareholder value and effective oversight of our business. The following highlights reflect key elements of our governance framework in fiscal year 2026:

Governance Best Practices

✔ Requiring directors and named executive officers ("NEOs") to maintain meaningful stock ownership

✔ Incorporating relative total shareholder return ("TSR") in executive compensation design

✔ Regularly reviewing and updating executive compensation programs

✔ Using distinct performance metrics for short-term and long-term performance incentives

✔ Maintaining a clawback policy applicable to performance-based compensation for our NEOs

✔ Maintaining a Lead Independent Director role

✔ Ensuring Board composition reflects diverse perspectives

✔ Maintaining an independent Board majority

✔ Conducting robust shareholder outreach

✔ Maintaining our corporate responsibility programs, including disclosing Scope 1 and Scope 2 gas emissions

Executive Compensation Highlights

Mesa seeks to provide an executive compensation program that attracts and retains high-performing talent and aligns the interests of our executive officers with those of our shareholders. Our program is designed to motivate the achievement of both near-term corporate objectives and long-term strategic goals, including organic and acquisitive growth. For a more detailed description of our executive compensation program, refer to the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

Below are highlights of our executive compensation program:

What We Do		What We Don't Do
✔	Long-Term Incentives: Our PSU awards incorporate a multi-year performance period and post-vesting holding requirements to promote long-term shareholder alignment.	X	No Guaranteed Bonuses or Pay Increases: We do not provide guaranteed bonuses or pay increases.
✔	Pay for Performance: The majority of executive compensation is at-risk and tied to company performance through annual cash incentives and long-term equity awards.	X	No Hedging or Pledging: We prohibit hedging or pledging of our securities.
✔	Consistent Benefits: Our benefits program offers the same core benefits to all employees.	X	No Excess Perquisites: We do not provide excessive perquisites to our employees.
✔	Benchmarking: We benchmark executive compensation annually against a peer group of companies with similar industry, size, and business complexity characteristics.	X	No Tax Gross-ups: We do not provide tax gross-up payments, including upon a change in control.
✔	Independent Consulting: We engage an independent compensation consultant annually to advise on executive compensation program design and governance.	X	No Supplemental Retirement Plans: We do not provide supplemental executive retirement plans or deferred compensation plans.
✔	Stock Ownership: Executive officers are subject to stock ownership guidelines designed to align their interests with those of shareholders.	X	No Option Repricing: We do not reprice stock options without shareholder approval.
✔	Clawback Policy: We maintain a clawback policy that permits recovery of incentive compensation from executive officers when appropriate.	X	No Dividends Prior to Vesting: Dividends on Equity awards are not paid until the awards have vested.

Fiscal Year 2026 Performance-Based Compensation Structure

The charts below illustrate the allocation of target direct compensation among the types of compensation provided to our Chief Executive Officer and other NEOs, including base salary, annual cash incentives, and long-term equity awards (based on grant date fair value). A substantial majority of compensation is performance based, with approximately 87% of CEO compensation and 79% of other NEO compensation at risk.

*NEO Compensation Mix represents the average compensation of our Chief Financial Officer and our Senior Vice President of Operations and Continuous Improvement during fiscal year 2026.

Shareholder Engagement

Our Board and management value the perspectives of our shareholders and are committed to regular engagement. We maintain a dialogue regarding our business and growth strategy, financial performance, and governance through our formal investor outreach program. We conduct proactive outreach through one-on-one meetings and conferences, seeking direct feedback to inform our understanding of shareholder perspectives. In addition, our Lead Independent Director is available for consultation at the request of shareholders. As part of our annual shareholder engagement, in fiscal year 2026:

We extended invitations to shareholders owning over 70% of our outstanding shares in fiscal year 2026. Ultimately, we held meetings with shareholders owning approximately 35% of our outstanding shares. These discussions included members of the Board and senior members of management. In addition, our management team regularly engages one-on-one with investors to discuss business performance.

Overall, shareholders expressed satisfaction with the design and governance of our executive compensation plans. Consistent with fiscal year 2026, PSUs granted in the fiscal year ending March 31, 2027 ("fiscal year 2027") will have a single performance metric and will vest based on Mesa's stock price performance relative to a defined peer group, the S&P Composite 1500 Healthcare Index, over a three-year period. In addition, we have increased the post-vesting holding period of any shares received from one year to two years, reinforcing the alignment between executive compensation and long-term shareholder value. Shareholders also engaged with us on broader governance topics, including Board composition, oversight, and leadership succession. Our discussions generated meaningful feedback that was communicated to and considered by the full Board, with changes implemented where appropriate.

Shareholder feedback will continue to be instrumental in shaping our decisions and priorities relating to our human capital management initiatives, corporate governance, executive compensation, and corporate responsibilities initiatives and disclosures. We believe our shareholder outreach process enables us to remain focused on the issues that matter most to our shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

There are seven nominees for director, all of whom are current directors of Mesa and have been nominated for election or re-election by the Nominating and Governance Committee and the Board. Information about the Board and each director nominee is included in this section. If elected, each director nominee will serve for a one-year term until the 2027 annual meeting of shareholders and until their successor has been duly elected and qualified, or until their earlier death, resignation, or removal.

Nominee's Name	Year First Elected Director	Position(s) with Mesa
John Sullivan	2009	Director, Chairperson of the Board
Siddhartha Kadia	2026 (appointed by Board)	Director, President and Chief Executive Officer
Shiraz Ladiwala	2021	Lead Independent Director
Jennifer Alltoft	2019	Director
Mark Capone	2024	Director
Shannon Hall	2020	Director
R. Tony Tripeny	2022	Director

After consideration of the individual qualifications, skills, and experience of each nominee, as well as their prior contributions to the Board, we believe the Board is well-balanced and effective.

Shares represented by properly executed proxies will be voted, in the absence of contrary indication or revocation by the shareholder granting such proxy, in favor of the election of the persons named above as directors. The person named as proxy in the included proxy card has been designated by management and intends to vote for the election to the Board the persons named above, each of whom is now a director of Mesa. If any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Nominating and Governance Committee may designate. We know of no reason any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the nominee and in part from the records of Mesa.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH of the nominees for election as A Director of the Company.

Board Composition

Board Overview

Mesa’s corporate powers are exercised by or under the authority of, and the business and affairs of Mesa are managed under the direction of, the Board. The Board oversees the CEO in the competent and ethical operation of Mesa and seeks to ensure that the long-term interests of shareholders are served. The Board, in conjunction with management, reviews corporate strategy and establishes broad corporate policies, but is not involved in day-to-day operations. The Board meets regularly throughout the year to review significant developments affecting Mesa and to act on matters requiring Board approval, and holds special meetings from time to time as needed.

Board Accountability

As part of its ongoing commitment to good corporate governance, the Board has codified its corporate governance practices in a set of Corporate Governance Guidelines and has adopted written charters for each of its committees. The Board reviews each committee charter at least annually and reassesses its adequacy as appropriate. The Board has also adopted a Code of Ethics and Conduct applicable to directors, officers, consultants, and employees. The Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating and Governance Committees, and the Code of Ethics and Conduct are available on our website at investors.mesalabs.com/governance/governance-documents.

In fiscal year 2026, the Board met four times. Each of our directors attended all meetings of the Board.

Board Refreshment

We do not have staggered terms for the Board; directors are elected at each annual meeting and serve until the next annual meeting, when their successor is duly elected and qualified, or their earlier resignation or removal. Fifty-seven percent of director nominees have joined the Board within the last five years, resulting in a balanced mix of short- and long-tenured directors. The average tenure of our non-executive directors is 6.1 years.

Board Skills, Background and Experience

We believe in electing and retaining directors who have demonstrated the ability to make meaningful contributions to the Board's oversight of Mesa.

Our directors bring a diverse mix of professional qualifications, skills, and backgrounds, as well as relevant experience that we believe contributes to a well-rounded Board positioned to effectively oversee our strategy and serve the long-term interests of our shareholders. The Board is committed to maintaining a composition that reflects a broad range of qualifications, skills, attributes, and tenures. Six of our seven director nominees (85%) are independent under Nasdaq Rule 5605, two (29%) are female, and two (29%) identify as racially diverse.

We continually evaluate our directors' skillsets, backgrounds and expertise for alignment with our strategic goals. Our directors bring extensive experience in areas critical to Mesa's long-term success. Our Nominating and Governance Committee evaluates the qualifications and skills required for effective Board oversight annually. In doing so, the Committee considers the Company's size and complexity, strategic priorities, and evolving external environment. Each director also completes an annual self-assessment of their experience and skills.

Below, we highlight the key skills and experience that our Nominating and Governance Committee has identified as critical. Collectively, our Board possesses the qualifications and experience we value, supporting effective Board oversight and execution of our strategy.

We may consider additional factors when seeking to fill certain positions on the Board. For example, when appointing an Audit Committee chair, we emphasize financial expertise and have historically interviewed only candidates who have served as Chief Financial Officer of a public company. In addition to considering the skills of each director, we also evaluate the time each director is able to devote to Board responsibilities. None of our directors have commitments on other boards that would interfere with their ability to devote sufficient time and attention to the affairs of the Board. With the exception of Mr. Tripeny, Mr. Capone, and Dr. Kadia, no director has held any other public company directorships during the past five years.

Board Biographies

The table below sets forth biographical information and the qualifications of all of our director nominees and the positions held by each as of the date of this Proxy Statement. The age of each director is as of September 8, 2026, the date of the Annual Meeting. In addition to the specific qualifications, skills and experience described below, each incumbent director has demonstrated a strong work ethic and commitment to Mesa, including by preparing for meetings, supporting our strategic vision, asking constructive questions, and productively challenging management. We also believe that each director, through their personal accomplishments and in service to Mesa, has demonstrated high integrity, strong intellectual acumen, sound business judgment, and strategic vision.

# Shannon Hall

*Director*

**Age**

57

**Director Since**

2020

## Background

Ms. Hall has been working in the life sciences industry since 1991. During her 25-year tenure at Bio-Rad Laboratories, she developed new life sciences tools products and led progressively larger teams, serving over ten years in executive leadership roles. She led core businesses at Bio-Rad Laboratories, creating effective leadership teams and improving sales growth and margins in her organization. In 2019 she co-founded Pow.Bio and has been Pow.Bio's CEO since that time. Ms. Hall received a Bachelor of Arts in Biology from the College of Saint Benedict. Ms. Hall currently serves on the Board of one privately-held company.

## Qualifications

Ms. Hall's 25-year tenure at Bio-Rad Labs in progressive leadership roles positions her as an invaluable member of the Board. Her experience creating growth in core product lines and contributing to key acquisitions aligns with Mesa's strategy. Additionally, she brings many years of involvement in and knowledge of biopharmaceutical research and development, with a strong balance of technical skills and customer insight, which complement Mesa's biopharmaceutical development growth strategy.

# Tony Tripeny

**Age**

67

**Director Since**

2022

## Background

Throughout his 36 years with Corning, Incorporated, Mr. Tripeny held various progressive leadership roles in the areas of corporate accounting and finance, including Senior Vice President, Corporate Controller and Principal Accounting Officer. He was appointed Senior Executive Vice President, Chief Financial Officer in 2015 and retired from that position in 2022. He earned a bachelor's degree in economics from the University of Pennsylvania's Wharton School of Business. Mr. Tripeny was appointed to the Board of Origin Materials in March 2023 and to IperionX in March 2025; both are listed companies.

## Qualifications

Mr. Tripeny has significant corporate accounting and finance experience, extensive knowledge of the manufacturing, engineering and life sciences industries, and expertise in international financial operations. In addition to strong leadership and communication skills, Mr. Tripeny brings to the Board and the Audit Committee an in-depth understanding of financial reporting, auditing practices and accounting issues that come before the Board and the Audit Committee.

Corporate Governance and Board Committees

Highlights

We believe that strong corporate governance is the foundation of a well-run company capable of focusing on strategic objectives and creating long-term shareholder value. The Board and management regularly review best practices in corporate governance and modify our policies and practices as appropriate.

Corporate Governance Highlights
✔	Lead Independent Director	✔	Code of Business Conduct and Ethics
✔	Executive sessions of independent directors	✔	Third-party ethics hotline with anonymous reporting
✔	Independent compensation consultant	✔	Annual shareholder vote on executive compensation
✔	No shareholders' rights plan (poison pill)	✔	Stock ownership guidelines for directors and NEOs
✔	Annual Board self-evaluations	✔	Directors serve one-year terms and are elected annually
✔	Annual stock grants to non-employee directors	✔	NEO cash bonuses and equity awards subject to clawback

Board Leadership Structure

Under Mesa’s independence standards set forth in our Governance Guidelines, a director cannot be considered independent if he or she has served as an executive at Mesa at any time. These standards are more restrictive than the Nasdaq independence guidelines, which permit a former executive to be considered independent three years after leaving such role. Accordingly, while Dr. Sullivan, a former CEO of Mesa, is considered independent under Nasdaq rules, he is not independent under our Governance Guidelines.

Our Board maintains a leadership structure that includes both a Chairperson and a Lead Independent Director, as our Chairperson is not independent. The Lead Independent Director is selected by all independent directors and plays a critical oversight role. Our Chief Executive Officer serves on the Board but does not serve as Chairperson and is not independent under Nasdaq rules. The Board believes this leadership structure, combining a separate Chairperson and Lead Independent Director with independent Board oversight, provides effective governance by ensuring independent oversight of management while supporting alignment on Mesa's strategic objectives. The Board appoints a Chairperson and Lead Independent Director following each Annual Meeting.

Chairperson

As of the date of this Proxy Statement, Dr. Sullivan serves as Chairperson of the Board. Following his retirement as Mesa’s Chief Executive Officer, Dr. Sullivan continued to serve as an employee of Mesa in a part-time investor relations role until his retirement from Mesa in January 2021. Because Dr. Sullivan is not independent, the Board appointed a Lead Independent Director. The Board believes that having a Chairperson with significant knowledge of Mesa's business, strategy, and operations supports effective Board leadership and oversight.

The Chairperson has the authority to call meetings of the Board and presides over Board meetings. The Chairperson seeks input from the Lead Independent Director, the Chief Executive Officer, and other directors in establishing agendas for Board meetings. The Chairperson is also responsible for communicating with directors regarding matters that arise outside the context of Board meetings and may retain counsel or other advisors as appropriate in the discharge of his duties.

Lead Independent Director

As of the date of this Proxy Statement, Mr. Shiraz Ladiwala serves as Lead Independent Director. In his capacity as Lead Independent Director, Mr. Ladiwala is responsible for the following key responsibilities:

Primary Responsibilities of the Lead Independent Director
✔	Presiding at executive sessions of the independent directors and preparing agendas for those sessions	✔	Overseeing the flow of information to the Board and ensuring directors receive appropriate information on a timely basis
✔	Acting as liaison among the CEO, the Chairperson, and the independent directors	✔	Presiding at Board meetings in the absence of the Chairperson
✔	Assisting the Chairperson in establishing agendas for Board meetings	✔	Authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide matters
✔	Being available for consultation and direct communication with shareholders upon request

Executive Sessions

The Board holds executive sessions of the independent directors in connection with each regularly scheduled Board meeting and as otherwise deemed necessary by the Lead Independent Director. Executive sessions exclude non-independent directors, and the Lead Independent Director is responsible for presiding over these sessions. The Audit Committee and the Compensation Committee also meet regularly in executive session. During these sessions, the independent directors may consider matters raised during Board meetings or otherwise identified by the independent directors.

Independence

Under applicable Nasdaq requirements, a majority of directors, as well as all members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, must be independent. The Board has affirmatively determined that each of the following individuals who served on the Board during fiscal year 2026 is “independent” under our Governance Guidelines: Shiraz Ladiwala, Jennifer Alltoft, Mark Capone, Shannon Hall, and R. Tony Tripeny. The Board has also affirmatively determined that each member of each standing committee is independent under the applicable committee independence requirements. Dr. Kadia is not an “independent director” because he serves as Chief Executive Officer of Mesa. As discussed above, although Dr. Sullivan could qualify as independent under Nasdaq rules, he is not independent under our Governance Guidelines.

Annually, the Nominating and Governance Committee reviews the independence of its directors to determine whether any relationships, transactions, or arrangements involving a director or any family member or affiliate may impair independence prior to recommending nominees for appointment. Based on that review, none of the independent directors has any such relationships, transactions, or arrangements. There are no family relationships among our executive officers, directors, and any person nominated or chosen to become an executive officer or director.

Annual Meeting Attendance

Because shareholder attendance at our annual meetings has historically been limited, we do not require our directors to attend our annual meetings of shareholders.

Board Committees

We maintain three standing committees: the Compensation Committee, the Audit Committee, and the Nominating and Governance Committee. Each committee operates pursuant to a written charter adopted by the Board that sets forth its responsibilities and provides for an annual evaluation of its performance. The Board reviews each committee charter at least annually and reassesses its adequacy as appropriate. The charters of all three standing committees are available on the Investors page of our corporate website at investors.mesalabs.com/governance. All standing committees are composed entirely of independent directors. In addition to these standing committees, the Board may from time to time convene other committees or working groups to address specific matters, which may include directors who are not independent. For example, the Board has previously convened a finance task force to oversee capital raises, and a succession sub-committee of the Nominating and Governance Committee to identify a CEO.

Pursuant to its charter, the Compensation Committee assists the Board in fulfilling its oversight responsibilities over the compensation of executive officers and the administration of our compensation and benefit plans. The Compensation Committee's responsibilities and duties include but are not limited to:

●	Compensation Strategy: Overseeing the development and assessment of compensation strategies and policies for Mesa's executive officers.
●	NEO Compensation: Evaluating the performance of the CEO on an annual basis and reviewing and approving compensation for the CEO and other executive officers.
●	Director Compensation: Reviewing director compensation for Board and Committee service and recommending changes to the Board.
●	Equity Programs: Administering Mesa's equity-based incentive plans.
●

Shareholder Voting: Overseeing Mesa’s (i) submissions to shareholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes and (ii) engagement with proxy advisory firms and other shareholder groups on executive compensation matters.

●	CD&A: Reviewing the Compensation Discussion and Analysis required to be included in the proxy statement and recommending related disclosures to the Board for filing.
●	Retirement Programs: Reviewing and approving any changes to Mesa's contributions under retirement plans.
●	Employment and Change of Control Agreements: Negotiating and determining the terms of executive officer employment agreements and approving all change in control severance agreements.

In addition, the Board has appointed the Compensation Committee to administer the Mesa Laboratories, Inc. 2021 Equity Incentive Plan as Amended (the “2021 Equity Plan”) and to make awards under the 2021 Equity Plan, including as described under "Compensation Discussion and Analysis." The Compensation Committee may delegate authority to approve stock-based compensation awards to Mesa’s officers for grants to plan participants other than NEOs or non-employee directors, unless such delegation would be contrary to the intent of the Board, the Amended and Restated Bylaws of Mesa (the “Bylaws”) or the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”), or applicable law or Nasdaq rules. The Committee has, for several years, including fiscal year 2026, delegated this authority to the Chief Executive Officer for grants to non-NEO employees. Additionally, the Compensation Committee has the authority to engage outside consultants or purchase compensation surveys, as needed, to support its evaluation of executive compensation levels.

The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under Rule 16b-3 promulgated by the Securities and Exchange Commission (the "SEC"). The CEO and other officers, upon request, may attend meetings of the Compensation Committee, but no officer may attend a meeting where their compensation is being considered. No member of the Compensation Committee, nor any organization with which a member is affiliated, received any payments from Mesa during fiscal year 2026 other than those disclosed under “Director Compensation.”

Pursuant to its charter, the Audit Committee is responsible for overseeing Mesa's accounting and financial reporting processes and the audits of Mesa's financial statements. The Audit Committee's responsibilities and duties include but are not limited to:

●	Independent Auditor Selection and Oversight: Selecting, appointing and retaining Mesa's independent auditors, and reviewing their qualifications, performance and independence.
●

Auditor Compensation and Services Oversight: Approving the compensation of the independent auditors, approving and overseeing all auditing services (and any pre-approved non-audit services), overseeing Mesa's relationship with its independent auditors, and evaluating significant financial reporting matters raised by management or the independent auditors.

●	Auditor Independence and Rotation: Overseeing the rotation of the engagement audit partner as required by SEC rules, and considering rotation of the audit firm for independence purposes.
●

Audit and Financial Information Review: Reviewing audited and interim financial statements, earnings releases and other financial information and, if appropriate, recommending inclusion of audited financial statements in Mesa's Annual Report on Form 10-K.

●

Internal Controls Oversight: Reviewing the activities performed by management to provide reasonable assurance as to the adequacy and effectiveness of Mesa's financial controls, and monitoring management’s assessments of the effectiveness of internal control over financial reporting.

●

Information Technology and Cybersecurity Risk Oversight: Reviewing the activities of management to monitor the effectiveness of and the risks related to information technology, including data integrity and protection, cybersecurity, and use of artificial intelligence.

●

Accounting Personnel and Succession Planning: Reviewing the adequacy of the professional qualifications of Mesa's accounting personnel and assessing succession planning within Mesa's accounting organization.

●

Whistleblower and Complaint Procedures: Establishing procedures for the receipt, retention and treatment of complaints received by Mesa regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding such matters.

The Audit Committee also acts to ensure open lines of communication among our independent auditors, internal audit function and financial management. The Chairperson of the Audit Committee meets individually with external audit, including the partner of our independent audit firm, and our CFO on a quarterly basis to stay abreast of potential risks or changes in Mesa's accounting and finance departments. Additionally, the Audit Committee meets quarterly with members of Mesa's finance team to discuss periodic financial reports in detail prior to the full Audit Committee meetings, ensuring that the Audit Committee has sufficient time to review the documents and that management is able to thoroughly address concerns or recommended changes in the SEC documents prior to the formal Audit Committee meeting.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of Mesa's management and independent auditors which, in their reports, express opinions on the fair presentation of Mesa's financial statements and the effectiveness of Mesa's internal control over financial reporting. The full Audit Committee holds executive sessions at least quarterly with the audit partner for continued assessment of the performance, effectiveness, and independence of the independent audit firm.

As previously stated, the Board has determined that each member of the Audit Committee is independent, including under heightened director independence standards for audit committee members, and that each has sufficient knowledge of financial and auditing matters to serve on the Audit Committee. Our Board has determined that Mr. Tripeny qualifies as an “audit committee financial expert” as defined under the applicable rules of the SEC.

Pursuant to its charter, the Nominating and Governance Committee is responsible for:

●

Board Member Identification and Selection: Assisting the Board by identifying qualifications of potential Board members, identifying individuals qualified to become Board members, and recommending director nominees and committee assignments.

●	Board Composition and Structure: Periodically reviewing and making recommendations regarding the size, composition, and needs of the Board and its committees.
●	Board Leadership Appointments: Annually nominating a Chairperson of the Board, and, if applicable, a Lead Independent Director, for full Board discussion and vote.
●	Board and Committee Evaluations: Leading the Board in its annual review of the Board’s committees and overseeing related self-assessments.
●	Director Onboarding and Education: Overseeing the onboarding and training of new directors and the continuing education of existing directors.
●	Succession Planning: Overseeing succession planning for the Chief Executive Officer and broader management team.
●	Governance Framework Oversight: Overseeing, reviewing and, where appropriate, making recommendations concerning Mesa’s governance guidelines, policies, and overall governance framework.
●	Corporate Responsibility Oversight: Assisting the full Board by overseeing Mesa’s corporate responsibility program.

The Nominating and Governance Committee also coordinates our director orientation and continuing education program on behalf of the Board. Orientation and training programs are established for new directors to familiarize them with Mesa's products, markets, and organization, along with corporate governance issues. Additional training is available for directors in leadership roles, such as committee chairs and the Chairperson. External continuing education resources for directors have been established to keep Board members abreast of best practices in corporate governance and emerging business trends.

Risk Oversight and Enterprise Risk Management

Mesa operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, industry, R&D, supply chain, political, and economic risks, Mesa faces potential risks related to, among others, the integration of any new acquisitions which are consummated as part of our overall growth strategy; information technology and cybersecurity; data privacy; financial controls and reporting; manufacturing and quality; legal, regulatory and compliance requirements and developments; finance; the global nature of our operations; human capital management and retention; and environmental and social responsibility.

As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations; maintain integrity and continuity in our operations and business, including in support of achieving strategic priorities and long-term financial and operational performance; protect our assets (financial, intellectual property, and information, among others); and enhance shareholder and other stakeholder value. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, is responsible for overseeing our risk management processes. Our Enterprise Risk Management ("ERM") program provides an ongoing process at all levels across each business unit and corporate function to identify, assess and monitor risk, and to implement mitigating actions, if possible. When the ERM process identifies a material risk, it will be elevated through the management team to the Board for its review and consideration if necessary. Both the full Board and its committees periodically receive and review presentations from management regarding risks facing the company to assess whether it is functioning effectively.

Senior management attends regular meetings of the Board, providing presentations on operations and risk exposure and mitigation activities. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, quality risks, cybersecurity risks, reputational risks and risks related to acquisitions and dispositions. Each of our committees has access to Mesa's officers and employees, and our Board and committees also meet without members of management present.

To further embed risk management and compliance into our culture, Mesa seeks to implement comprehensive policies and procedures, train employees on how to implement and comply with them and maintain a comprehensive program of oversight and audit to help ensure compliance and appropriate enterprise risk management. The Board also has approved a Code of Business Conduct and Ethics and other related policies to help manage and mitigate risk globally.

Specific board committees are responsible for overseeing specific types of risk, as shown below:

Compensation Committee
The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.
●	Designing compensation programs to disincentivize excessive or inappropriate risk-taking	●	Implementing compensation practices that are in the best interest of both Mesa and its shareholders

Audit Committee
The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures.
●	Reviewing financial statements	●	Reviewing related-party transactions
●	Evaluating internal control over financial reporting, including disclosure controls and procedures	●	Evaluating Mesa's cybersecurity program and responses to cybersecurity threats and Mesa's use of artificial intelligence.
●	Evaluating the response of management to reports regarding suspected violations of our Code of Ethics and Conduct

Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure.
●	Annually evaluating qualifications, independence, and diversity of the members of the Board	●	Planning for CEO Succession
●	Providing oversight of Mesa's corporate governance framework and related practices	●	Reviewing Mesa's Code of Ethics and Conduct
●	Overseeing the Company’s Corporate Responsibility initiatives

The full Board is responsible for management of risks relating to potential mergers, acquisitions, divestitures, joint ventures and other key strategic transactions outside the ordinary course of the Company’s business.

Our Board is apprised by the chairperson of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s oversight of our risk management.

Oversight of Cybersecurity

The Audit Committee receives reports, including with respect to risks and risk management, and relevant legislative, regulatory, and technical developments, from senior management on data security, cybersecurity, and information security-related matters at least quarterly. The full Board receives a report on these discussions from the chair of the Audit Committee as needed based on the nature of the risk environment.

Oversight of Corporate Responsibility Risks

The Board has been highly engaged with management regarding the evolution of corporate responsibility practices and reporting. The Board oversees Mesa's assessment and response to risks as well as its long-term strategy. Given the cross-functional nature of corporate responsibility, oversight is the responsibility of the Board, with certain goals allocated to appropriate committees. For example, the Compensation Committee may provide oversight of our approach to cultivating an inclusive workforce. The Nominating and Governance Committee oversees corporate responsibility, including best practices in governance. The Audit Committee oversees disclosure practices related to corporate responsibility.

Sustainability and Corporate Responsibility

Echoing the Mesa Way, we see every day as an opportunity to improve - from water conservation and energy efficiency to employee development and data security. Through our work and that of our customers, we hope to build more livable, sustainable communities that help us protect the vulnerable around the world.

Corporate Responsibility Framework: Three Areas of Focus

Mesa recognizes specific corporate responsibility factors that create value and are highly relevant to our business and stakeholders. We hope to continue cultivating the transformational potential that excellent corporate responsibility can have with respect to our people, processes, and products.

Our products and solutions are used by customers around the world to protect the integrity of processes, ensure safety, and provide accurate, reliable information. By delivering the highest caliber products and services possible to a broad range of industries and applications, we are committed to protecting society and individuals. In alignment with the value we bring to our customers, we believe that conducting our business by sustaining the environment, supporting our local communities, embracing an inclusive workforce, and adhering to a strong culture of compliance and ethics will positively impact our customers, stockholders, employees, community, and environment.

Guidelines for Business Conduct and Governance

Our Code of Ethics and Conduct is applicable to all of Mesa's directors, officers and employees. The Code of Ethics and Conduct contains written standards that are designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code of Ethics and Conduct and accountability for adherence to the Code of Ethics and Conduct. Additionally, the Code of Ethics and Conduct sets forth information and procedures for employees to report ethical or accounting concerns, misconduct, or violations of the Code of Ethics and Conduct in a confidential manner. The Code of Ethics and Conduct may be found on our website at investors.mesalabs.com/governance/governance-documents. Based on information submitted by the directors and executive officers, none of our directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any such director or executive officer.

Stock Ownership and Insider Trading Policies

The Board has adopted share ownership guidelines relating to ownership of Mesa's securities by Mesa's executive officers and non-employee directors. Subject to the terms of the policy:

●

Each non-employee director must acquire and continue to own shares of Mesa's common stock with a minimum value of at least three times the director's total annual Board retainer within five years after the director's first election to the Board;

●	The CEO must acquire and continue to own five times their base salary in shares of Mesa's common stock within five years of their tenure; and
●	Each of the other executive officers must acquire and continue to own three times their base salary in shares of Mesa's common stock within five years of their tenure.

The value of shares held is calculated by multiplying the number of shares held by the average price of our common stock over a specified period of time. For the purposes of this policy, shares held directly or indirectly (for example by a spouse, trust, or controlled entity), and unvested restricted stock units count as ownership. Unexercised options and unearned performance stock units are not counted towards meeting the guidelines. All directors and executive officers currently comply with their respective share ownership requirements or are on track to meet them.

Under Mesa's insider trading policy, employees, including executive officers and directors, are prohibited from engaging in the following transactions with respect to Mesa's stock: short sales, put or call option transactions, trades on margin or pledges of Company securities, or hedging transactions relating to securities issued by Mesa. Our insider trading policy also establishes blackout periods and other procedures governing trading in Company securities. Gifts (transfers of Company stock without consideration) are allowable with prior approval from an appropriately designated person, but are prohibited during a period when an insider is not permitted to trade.

Board Self-Evaluation

The Board is required to conduct an annual self-evaluation, overseen by our Nominating and Governance Committee, to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee reviews the results and presents actionable recommendations to the full Board to enhance overall performance and governance practices. Each of our committees and Board members also perform an evaluation.

Interested Party Communications

Shareholders and other interested parties may communicate with one or more members of the Board by writing to all or any of the following: Audit Committee Chairperson, Compensation Committee Chairperson, Nominating and Governance Committee Chairperson, c/o Corporate Secretary, Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, CO 80228. All mail received will be opened and screened for security purposes. All mail other than trivial or obscene items will be forwarded. Mesa will forward any remaining shareholder communication to the Chairperson, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. Mesa will forward such communication by certified U.S. Mail to an address specified by each director of the Board for such purposes or by secure electronic transmission.

Director Nominations

In evaluating potential director candidates, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent. In identifying potential new director candidates, the Nominating and Governance Committee may rely on recommendations made by current directors and officers. Additionally, the Nominating and Governance Committee will consider candidates recommended by shareholders on the same basis as candidates recommended by other parties. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.

The Nominating and Governance Committee believes that the following minimum qualifications must be met by all directors:

●	High ethical character, with no conflict of interest in serving;
●	A commitment to Mesa's long-term business success and the long-term interests of shareholders;
●	Sufficient time and availability to discharge Board and committee responsibilities effectively;
●	Personal and professional reputation that is consistent with Mesa's image and reputation;
●	Established record of personal accomplishment in their field, such that he or she is able to offer advice and guidance to Mesa's management; and
●	The ability to exercise sound business judgment.

Additionally, the following other qualities, skills and characteristics are important in evaluating director nominees:

●	Contribution to the overall diversity of the Board, including diversity of gender, ethnicity, and background, as well as diversity of professional experiences and perspectives;
●	Professional and personal reputations of integrity and ethical behavior as well as mature judgment and the ability to work collaboratively with other members of the Board;
●	An understanding of and experience in oversight, leadership, or governance; and
●	Professional experience and expertise relevant to Mesa's strategy.

The Nominating and Governance Committee applies the same criteria to all candidates. If the Nominating and Governance Committee identifies a need to fill a vacancy on the Board or to expand the size of the Board, it considers candidates from a variety of sources including, as needed, an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates.

Board Diversity

The Nominating and Governance Committee strives to develop a Board that is diverse and inclusive regarding gender, race, and ethnicity. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the diversity of the Board.

Recommendation of Nominees by Shareholders

The Nominating and Governance Committee will consider director candidates who are recommended by Mesa's shareholders on the same basis as candidates recommended by others.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of the end of fiscal year 2026 were Mr. Capone (Chairperson), Ms. Hall and Mr. Tripeny. No member of the Compensation Committee was, during fiscal year 2026, a Mesa officer or employee or had a business relationship with or conducted any transactions with us that is required to be disclosed under Item 404 of SEC Regulation S-K, and no such member has ever served as an officer at Mesa. During fiscal year 2026, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

BENEFICIAL Ownership of equity securities of the company

The following table sets forth the number of shares of our common stock owned beneficially as of June 30, 2026 (unless otherwise noted), by each person known by Mesa to have owned beneficially more than five percent of such shares then outstanding, by each executive officer and director as of June 30, 2026, and by all of our executive officers and directors as a group. This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As far as is known, no person owns beneficially more than five percent of the outstanding shares of common stock as of July 10, 2026 except as set forth below. The percentage of beneficial ownership shown in the below table is based on 5,595,780 outstanding shares of common stock as of June 30, 2026. The business address of each director and executive officer is Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, Colorado 80228.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)	Notes
Beneficial holders of 5% or more of outstanding common stock
Long Path Smaller Companies Fund, LP	405,583	7.2%	Based solely on a report on Schedule 13G/A filed on April 15, 2026. The address of Long Path Smaller Companies Fund, LP is 1 Landmark Sq. Suite 1920, Stamford, CT 06901.
BlackRock, Inc.	378,897	6.8%	Based solely on a report on Schedule 13G/A filed on October 2, 2025. The address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.
Directors and named executive officers
John Sullivan(3)	70,062	1.3%
John Sakys	37,678	*
Brian Archbold	18,498	*
Jennifer Alltoft	4,878	*
Shannon Hall	4,189	*
Shiraz Ladiwala	8,523	*
R. Tony Tripeny	5,398	*
Mark Capone	3,429	*
Lyndsey Crennen(4)	2,020	*
Siddhartha Kadia(5)	-	*
All executive officers and directors as a group (10 in number)	154,675	2.8%

(1)	The shares shown include shares that such person has the right to acquire within 60 days of June 30, 2026.
(2)

Percentages of ownership are based upon 5,595,780 shares of common stock issued and outstanding as of June 30, 2026. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after June 30, 2026 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Includes 44,780 shares held indirectly through a trust.
(4)	Ms. Crennen was appointed Chief Accounting Officer in June 2026.
(5)	Dr. Kadia was appointed Director, President and CEO in April 2026.
*	Represents less than one percent of Mesa's outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than five percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Officers, directors, and greater than five percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, for fiscal year 2026, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act, except that one Form 4 and one Form 3 were filed on a non-timely basis for Siddhartha Kadia in the month of his appointment as President and Chief Executive Officer.

Director Compensation

Our director compensation program is designed to appropriately compensate non-employee Board members for the time, expertise and work required to serve as a director and to align their interests with the long-term interests of our shareholders. Under its charter, the Compensation Committee is responsible for reviewing, at least annually, and making recommendations to the Board regarding all matters pertaining to Board member compensation. In making compensation recommendations, the Committee considers various factors, including the responsibilities of Board members in general and the added responsibilities of committee assignments, the form and amount of compensation paid to directors by comparable companies (such companies are further discussed in the section titled "Compensation Discussion and Analysis" below), and guidance provided by the Committee’s independent compensation consultant. Directors who are full time employees of Mesa do not receive compensation for their services on the Board.

As set forth in the table below, for fiscal year 2026, non-employee directors received annual cash retainers for service on the Board and committees consistent with fiscal year 2025. Annual RSU grants were increased to $190,000 in fiscal year 2026 from $180,000 in fiscal year 2025:

Non-Employee Director Compensation	Annual Retainer (1)	Annual Restricted Stock Units (2)
Director Retainer:	$60,000	$190,000
Committee Chair Retainer:
Audit	10,000	-
Compensation	10,000	-
Nominating and Governance	10,000	-
Chair of the Board	45,000	-
Lead Independent Director	10,000	-

(1)	Retainers are paid quarterly in cash unless the director chooses to convert their cash retainer to an equivalent value of restricted stock units (“RSUs”). Mr. Ladiwala elected to receive his retainer in RSUs for fiscal year 2026.
(2)

RSUs represent the right to receive shares of our common stock upon vesting and are granted to non-employee directors annually. The number of shares subject to the award is based on the closing price of our common stock on the grant date, less the present value of dividends expected to be paid during the vesting period. The awards typically vest in full on the first anniversary of the grant date.

Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for Board and committee meetings.

The compensation paid to each non-employee director for fiscal year 2026 is set forth below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
John Sullivan	105,000	190,000	-	295,000
Shiraz Ladiwala	-	260,000	-	260,000
Jennifer Alltoft	70,000	190,000	-	260,000
Shannon Hall	60,000	190,000	-	250,000
Mark Capone	70,000	190,000	-	260,000
R. Tony Tripeny	70,000	190,000	-	260,000

(1)	Reflects the grant date fair value under FASB Topic 718 of RSUs awarded to each director. Each of Dr. Sullivan, Messrs. Ladiwala, Tripeny, and Capone and Mses. Alltoft and Hall received an annual non-employee director RSU award covering 2,784 shares on August 15, 2024. Mr. Ladiwala elected to receive his Board retainer as 1,026 RSUs instead of cash. The grant date fair value of all RSUs granted to the non-employee directors was $68.25 per unit for grants on August 15, 2025, which is the closing price of our stock on the grant date, less the present value of expected dividends not received during the vesting period. The RSUs awarded on August 15, 2025 vest on the first anniversary of the grant date, subject generally to the director’s continued service as a director through the vesting date.
Note:	No stock options were granted to members of the Board during fiscal year 2026, and no stock options were held by members of the Board as of March 31, 2026.

Proposal 2

Ratification of the Selection of Our Independent

Registered Public Accounting Firm

Shareholder ratification of the appointment of Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm (“independent auditor”) is not required by our Bylaws or otherwise. Our Board, however, is submitting the reappointment of Baker Tilly to the shareholders for ratification as a matter of good corporate governance. If shareholders approve this proposal, we will consider it a ratification of the Audit Committee's appointment of Baker Tilly as our independent auditor for fiscal year 2027. If shareholders do not approve this proposal, the Audit Committee will reconsider whether or not to retain Baker Tilly but will continue to have full discretion to continue to retain Baker Tilly. Even if the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year it determines that such a change would be in the best interest of Mesa and its shareholders.

The Audit Committee annually evaluates the performance of our independent auditor, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain the independent auditor include:

●	The independent auditor’s capabilities in light of the scope and complexity of our business, and the resulting demands in terms of technical expertise and knowledge of our industry and business;
●	The quality and candor of the independent auditor's communications with the committee and management;
●	The independent auditor’s independence;
●

The quality and efficiency of the services provided by the independent auditor, including input from management on its performance and how effectively it demonstrates independent judgment, objectivity and professional skepticism;

●	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (the "PCAOB") reports on the independent auditor and its peer firms; and
●

The appropriateness of the independent auditor’s fees, its tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure independent auditor's continued independence.

The Audit Committee also oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Baker Tilly will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of management. After considering the candidates recommended by Baker Tilly, management will make a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the Audit Committee, individually and/or as a group, will interview the leading candidate, and the Audit Committee will then consider the appointment and approve the selection. A new lead engagement partner was appointed for the fiscal year 2025 audit.

The Audit Committee charter sets out procedures that Mesa must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. All services performed by the independent auditor for fiscal year 2026 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to the independent auditor in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of the independent auditor.

RSM, LLC (“RSM”) served as Mesa’s independent registered public accounting firm with respect to the audit of the financial statements for fiscal year 2024. The decision to appoint a new independent auditor in fiscal year 2025 resulted from a request for proposal process directed by the Audit Committee. The audit report of RSM for fiscal year 2024 did not contain any adverse opinion or disclaimer of opinion on the financial statements and was not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal year 2024 and the subsequent interim period through the dismissal of RSM, there were no (1) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused RSM to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for three material weaknesses in internal control over financial reporting that existed as of March 31, 2024 related to controls concerning the review of complex technical accounting for non-routine transactions, the appropriateness of the useful life of acquired customer relationships, and certain controls related to change management and logical access related to our enterprise resource planning tool.

In connection with the audit of fiscal year 2026, there were no disagreements with our independent auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the independent auditor, would have caused them to refer to such disagreement in connection with their report.

A representative of Baker Tilly will be available to respond to appropriate questions at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF Baker Tilly US, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2027.

Audit and Non-Audit Fees

The following sets forth the aggregate fees billed to and incurred by Mesa for fiscal years 2026 and 2025. Baker Tilly served as our independent auditor beginning with the second quarter of fiscal year 2025, RSM served as our independent auditor from the second quarter of fiscal year 2024 through the first quarter of fiscal year 2025:

	Year Ended March 31,
Type of Fees	2026 (Baker Tilly)	2026 (RSM)		2025 (Baker Tilly)	2025 (RSM)
Annual audit and quarterly review	$1,526,181	$84,000	*	$1,627,069	$165,900
Audit-related fees	-	-		-	-
Tax-related fees	-	-		-	-
All other fees	-	-		-	-
Total	$1,526,181	$84,000		$1,627,069	$165,900
*	Represents fees incurred in connection with RSM's consent to the inclusion of its audit report in our fiscal year 2026 Annual Report.

Audit Fees

Audit fees are composed of fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements. This includes fees related to, for example, providing comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes audit fees related to any recently completed acquisitions included in audits of our annual financial statements.

Audit-Related Fees

Audit-related fees are composed of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “audit fees” above, such as fees related to audits of employee benefit plans.

Tax Fees

Tax fees consist primarily of transfer pricing work.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Mesa specifically incorporates this report by reference therein.

The Audit Committee is composed of three non-employee directors of Mesa. All members are independent as defined under applicable Nasdaq rules. The Audit Committee held four meetings during fiscal year 2026. The Audit Committee operates under a written charter adopted by the Board. As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed with management our audited financial statements as of March 31, 2026 and for fiscal year 2026.

In connection with the March 31, 2026, financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements as of March 31, 2026 and for fiscal year 2026 with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301, Communication with Audit Committees, and matters required by applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, and; (4) discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our 2026 Annual Report for filing with the SEC.

The Audit Committee has also reviewed and discussed the fees paid to the independent registered accounting firm for fiscal year 2026 for audit services. As no non-audit services were rendered by the independent registered accounting firm, the Audit Committee concluded that independence has been maintained.

The Audit Committee

R. Tony Tripeny, Committee Chairperson

Jennifer Alltoft

Mark Capone

Proposal 3

Advisory Vote on Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. This vote is advisory and is not binding on Mesa or the Board, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

We hold non-binding advisory votes on the compensation of our NEOs at every annual meeting of shareholders. The Board values the opinion of the shareholders and believes that holding the say-on-pay vote annually allows the Board to receive timely feedback on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2022 annual meeting of shareholders. Following the recommendation of our shareholders, we will continue to hold our say-on-pay vote on an annual basis. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2027 annual meeting of shareholders.

At our 2025 annual meeting of shareholders, we received the support of 94.2% of the votes cast in our say-on-pay vote. We believe these results reflect substantial shareholder support for our executive compensation programs, and the adjustments made thereto over the past several years based on shareholder feedback. We continue to commit to shareholder engagement. In fiscal year 2026, we contacted 30 of our largest shareholders, representing approximately 72% of our outstanding shares, to better understand areas where we can sustainably improve, including with respect to our executive compensation programs and what adjustments shareholders might recommend. We incorporated feedback from investors in the design of our fiscal year 2026 executive compensation program by weighting the TSR component of PSU awards at 100% of the total award value. In fiscal year 2027, PSUs will continue to be based solely on relative TSR performance measured against the S&P Composite 1500 Healthcare Index, and the post-vesting holding period of any shares received will be increased from a one-year period to a two-year period.

Mesa believes the compensation of its executive officers should provide a fair reward for significant effort and should stimulate our executive officers’ professional growth. The Board believes the compensation of our executive officers should align the executive officers’ interests with those of the shareholders and should focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies. We urge shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures are designed to achieve our executive compensation objectives, as well as the related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe the policies and procedures articulated in "Compensation Discussion and Analysis" are effective in helping us achieve our goals, and that the compensation of our NEOs has supported and contributed to our success.

Say on Pay Resolution

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” executive compensation tables, and narrative disclosure in the Proxy Statement for Mesa's 2026 annual meeting of shareholders.

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act or the Exchange Act, except to the extent Mesa specifically incorporates this report by reference therein.

The Compensation Committee of Mesa has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Mark Capone, Committee Chairperson

Shannon Hall

R. Tony Tripeny

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for fiscal year 2026. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear following this section.

Named Executive Officers

Our executive officers as of March 31, 2026 are set forth below. On April 13, 2026, Dr. Siddhartha Kadia was appointed as Mesa's President and CEO, replacing Mr. Owens in those roles. Biographical information regarding Dr. Kadia is set forth in "Proposal 1. Board Biographies." Lyndsey Crennen was appointed Chief Accounting Officer in June 2026.

Executive Summary

Business and Financial Summary

In fiscal year 2026, Mesa operated in a dynamic environment characterized by regulatory and policy shifts as well as ongoing macroeconomic challenges. Despite these factors, Mesa reported total revenues of $249.1 million. Organic revenue growth was 3.4%, with organic growth excluding currency impacts of 1.2%. Operating income increased 13.3% to $18.5 million. Non-GAAP adjusted operating income (excluding certain non-recurring items) increased 11.9% to $63.5 million(1), representing 25.5% of revenues, an improvement of approximately 200 basis points compared to fiscal year 2025. Cash generated was primarily used to reduce outstanding debt, and Mesa's total net leverage ratio was reduced from approximately 3.0 at the beginning of fiscal year 2026 to approximately 2.1 by fiscal year end. Financial performance for fiscal year 2026 reflected organic revenues growth in the Sterilization and Disinfection Control segment of 8.7% and stable gross profit performance in the Clinical Genomics segment. The Calibration Solutions segment also contributed positively, generating approximately 3.5% organic revenue growth during the year. These results were partially offset by profitability declines in the Biopharmaceutical Development segment.

Our record of delivering strong financial performance reflects our commitment to creating long-term shareholder value:

(1)The non-GAAP measure of adjusted operating income is defined as operating income excluding the non-cash impacts of amortization of intangible assets, depreciation, stock-based compensation and impairment of goodwill or other assets. Non-GAAP adjusted operating income excluding non-recuring items has been further adjusted to exclude items such as costs associated with our CEO transition, acquisition and integration costs, and corporate restructuring initiatives. See Appendix A hereto for a reconciliation of adjusted operating income to operating income as calculated in accordance with GAAP.

In addition to our financial performance, we completed the following key corporate initiatives during fiscal year 2026:

●	Settled all remaining outstanding convertible debentures and reduced the potential for shareholder dilution;
●	Reduced our net leverage ratio and lowered the spread on variable rate debt to decrease future interest expense;
●	Simplified our corporate organizational structure, improving tax planning and operational efficiencies; and
●	Provided leadership training and engagement for management and supervisors.

We are encouraged by the financial results we delivered in fiscal year 2026. Our strategy remains consistent: drive growth organically and through acquisitions, improve our operating efficiency, and continue to hire, develop and retain top talent. Every day, we remain committed to our purpose of Protecting the Vulnerable®, taking a customer-focused approach to developing, building and delivering our products and services.

2026 Say-on-Pay Vote and Shareholder Engagement

We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of shareholders. Our Board values shareholder input, and this annual advisory vote provides an important opportunity for shareholders to provide us with timely input on our executive compensation program. At our 2025 annual meeting of shareholders, 94.2% of votes cast (excluding abstentions and broker non-votes) supported the say-on-pay proposal.

Additionally, as an annual best practice, we reached out to shareholders representing approximately 72% of our outstanding shares during fiscal year 2026 to solicit feedback on our executive compensation programs and governance practices. Shareholders representing approximately 34% of our outstanding shares accepted our invitation and met with members of the Board and senior management, while shareholders representing approximately 14% of our outstanding shares indicated that a meeting was not necessary. Certain shareholders did not respond to our outreach.

In our engagement meetings, shareholders expressed support for our executive compensation program. We continue to consider shareholder feedback and evolving market practices in designing our compensation programs. Our fiscal year 2027 PSU awards will continue to have a single performance metric and will vest based solely on relative TSR metrics measured over a three-year period, followed by a two-year post-vesting holding requirement for any shares received upon settlement. We continue to design the performance criteria associated with our compensation plans to be sufficiently challenging, aligned with Mesa’s long-term value drivers, and differentiated between short-term and long-term goals and incentives.

In addition to feedback on compensation, our shareholders discussed broader governance and strategy topics, including human capital management and succession planning, a desire for quarterly earnings calls, and capital allocation priorities. We intend to hold earnings calls beginning in the second quarter of fiscal year 2027.

Looking to the future, Mesa remains committed to maintaining ongoing communication with our shareholders, so that we continue to remain fully aware of and responsive to shareholder expectations for our executive compensation practices.

Pay Mix

For our compensation programs to be successful, they must be effectively aligned with our key strategic and financial goals and the performance of our share price. We accomplish this alignment by delivering the majority of NEO compensation in the form of at-risk variable pay that is directly tied to financial performance measures or share price performance, in a manner that is aligned with the practices of our compensation peer group companies.

The fiscal year 2026 target direct compensation mix for our CEO and other NEOs are shown in the graphs below. Equity awards are reflected at grant date fair value and bonus is reflected at target.

*NEO Compensation Mix consists of the average compensation for our Chief Financial Officer and our Senior Vice President of Operations and Continuous Improvement.

Compensation philosophy and practices

Compensation Philosophy and Objectives of Our Compensation Program

The Compensation Committee oversees the executive compensation program for our NEOs. The program is designed to attract, retain, and motivate exceptional talent in a highly competitive market environment, while aligning executive team incentives with Mesa's long-term value creation for shareholders.

The following table outlines the major tenets used in designing our compensation program. We believe these guiding principles support the development of a compensation program that is competitive, aligned with shareholder interests, balanced, and motivating.

Philosophy
Pay for Performance	●	Compensation is heavily weighted toward at-risk pay and aligned with company performance.
	●	Performance targets are rigorous yet achievable and aligned with the business plans reviewed by the Board to appropriately motivate management.
	●	Performance goals include both short-term objectives to drive operational execution and long-term objectives to support sustained shareholder value creation.
	●	Long-term incentive compensation aligns executive outcomes with shareholder returns.
Shareholder Alignment	●	Compensation programs are designed to discourage excessive risk-taking.
	●	Performance metrics are aligned with drivers of long-term shareholder value and attractive returns.
	●	Executives are rewarded based on controllable performance and growth.
Talent Retention	●	Compensation programs are designed to attract, motivate, and retain high-performing executives whose expertise is critical to our success.
	●	Compensation is designed to be competitive with peer companies and reflective of broader market practices.
Strategy	●	Programs align with Mesa’s core values, ethics, and culture.
	●	Executives are incentivized to achieve both short-term and long-term business objectives.
Flexibility	●	The Compensation Committee maintains flexibility to respond to evolving business needs, competitive dynamics, compensation trends, and macroeconomic conditions, as well as unique recruiting, retention, and promotion considerations.
	●	Compensation outcomes may vary year to year and can be tailored to individual circumstances.

Our Executive Compensation Practices

What We Do
✔	Pay for performance: The majority of compensation offered to executives is at-risk, variable pay, aligning pay with performance.
✔	Align performance metrics with shareholder interests: We use relative TSR and financial and strategic performance metrics closely aligned with our growth drivers to measure performance for executive compensation purposes.
✔	Balance short- and long-term performance metrics: We use both short-term incentives and long-term equity incentives to promote sustained performance. PSU awards are currently based on multi-year relative TSR performance and include post-vesting holding requirements, and RSUs generally vest over three years. Annual cash incentives are tied to current year performance.
✔	Engage independent consultants: Each year, we engage an independent compensation consultant to advise on executive compensation program design.
✔	Benchmark compensation against peers: Each year, we benchmark executive compensation against a compensation peer group of appropriate companies in related industries, of a similar size and business complexity.
✔	Enforce stock ownership guidelines: Executives are required to meet stock ownership guidelines, aligning their interests with those of our shareholders.
✔	Cap short-term incentives: We limit maximum payouts under our annual incentive plan to discourage excessive risk-taking.
✔	Maintain a Clawback Policy: Our Clawback Policy allows us to recover incentive compensation from our executive officers if necessary.
✔	Engage with shareholders: We meet annually with shareholders to gather their feedback on our executive compensation program and our corporate governance.
What We Don't Do
X	Allow hedging or pledging: We do not allow employees to engage in hedging or pledging of our securities.
X	Provide excess perquisites: We do not provide significant perquisites to our employees, including to our executive officers.
X	Offer tax gross-ups: We do not provide tax gross-up payments to our executive officers.
X	Provide excess executive retirement benefits: We do not offer supplemental executive retirement plans, nonqualified defined contribution, or deferred compensation plans to our executive officers.
X	Guarantee bonuses or pay increases: We do not provide guaranteed bonuses or pay increases to our executive officers.
X	Incentivize excessive risk-taking: Our plans are designed to discourage excessive risk-taking.
X	Re-price shares: We do not re-price stock options without shareholder approval.
X	Pay dividends prior to vesting: Dividends on equity awards are not paid until the awards have vested.

Components of Executive Compensation

Pay Elements

Our executive compensation program was comprised of the following primary components in fiscal year 2026:

Fiscal Year 2026 Base Salary

We pay a competitive base salary to compensate our executive officers for day-to-day services rendered during the year and to provide them with a competitive level of fixed income regardless of our stock price performance. This helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. Our Compensation Committee regularly reviews base salaries and annually engages our independent compensation consultant to conduct compensation benchmarking to assess market competitiveness. Decisions regarding individual base salaries take into account level of responsibility, time in role, current salary and individual performance, as well as relevant external market data. Our Compensation Committee may also review an executive officer’s base salary from time to time during a year, including upon promotion or expansion of responsibilities.

For fiscal year 2026, informed by the factors described above, our Compensation Committee increased the base salaries of our NEOs as summarized below:

Executive	Fiscal Year 2026 Base Salary	Fiscal Year 2025 Base Salary	% Change
Gary Owens	$815,000	$783,000	4%
John Sakys	$503,000	$479,000	5%
Brian Archbold	$441,000	$420,000	5%

The increases to our NEOs' salaries were implemented effective June 9, 2025. The 4% base salary increases for Mr. Owens and the 5% base salary increase for Messrs. Sakys and Archbold are aligned competitively relative to the companies with whom we compete for talent.

Short-Term Incentive Plan

The Compensation Committee believes it is in the best interest of our shareholders to have a substantial component of total compensation "at risk" and dependent upon financial performance. The Short-Term Incentive Plan, or "bonus plan" is our annual cash incentive program for employees. It is designed to align executive compensation with the achievement of critical near-term goals for the organization.

Short-Term Incentive Plan Structure

Mesa's NEOs are eligible to receive short-term incentive compensation pursuant to the annual bonus plan based on achievement of (i) Company-wide performance factors ("CPF") and (ii) except for the CEO, performance objectives tied to individual results for their respective functional areas (individual performance factors or "IPF"). The final award can range from 0% to 200% of target, depending on the financial and non-financial strategic performance of Mesa against pre-set performance targets. In no circumstance can an executive earn more than 200% of the executive's stated bonus target, even if the CPF results are achieved at 200%. As President and CEO, Mr. Owens was responsible for developing company strategy and overseeing all of Mesa's corporate functions, product development and commercial activities. As such, Mr. Owens' incentive payout was calculated based solely on the CPF in order to directly align his compensation with Mesa's performance.

The calculation of the short term incentive plan payout is performed using the following formula:

Target Award

Early in fiscal year 2026, the Compensation Committee established each NEO’s target annual bonus plan compensation as a percent of their base salary (the "target award"). In setting target bonus amounts, the Compensation Committee considered the intended bonus target of each NEO upon entering their position, and also considered relevant market and compensation peer group data to align target bonuses with prevailing market compensation practices for executive positions at comparable companies. Target award amounts for fiscal years 2026 and 2025 are summarized below.

Executive	Fiscal Year 2026 Target Award	Fiscal Year 2026 Target Award as a Percent of Salary	Fiscal Year 2025 Target Award	Fiscal Year 2025 Target Award as a Percent of Salary	Change in Target Award as a Percent of Salary
Gary Owens	$896,000	110%	$862,000	110%	0%
John Sakys	$327,000	65%	$311,000	65%	0%
Brian Archbold	$265,000	60%	$252,000	60%	0%

Based on its analysis of compensation data, including bonus targets relative to compensation peer companies, the Compensation Committee found Mesa's NEOs to be appropriately aligned and no changes were made to short term incentive plan targets as a percentage of salary.

Company Performance Factor

The financial metrics used in our short-term incentive plan are designed to promote the achievement of what we view as the primary short-term financial drivers of shareholder value: maximizing revenue, managing controllable expense, and maintaining sound execution. The Compensation Committee therefore selected two financial measures for purposes of the fiscal year 2026 annual bonus plan: Total Revenues and Adjusted Operating Income.

Measure	Weighting at Target		Why it Matters
Financial
Revenues (#)	60%	●	Revenues growth is a strong indicator of our long-term ability to drive shareholder value;
		●	Allows for evaluation of comparable financial results over time;
		●	Rewards participants for acquisitions that drive growth in revenues;
		●	Prevalent, industry-relevant measure of growth; and
		●	Consistent with management’s approach to performance measurement, forecasting, and communications with investors.
Adjusted Operating Income (*)	40%	●	Reflects achievement of our strategic goals by encouraging efficient operations and resource allocations in order to maximize earnings relative to revenue;
		●	Encourages all employees to contribute to Mesa's success; and
		●	Enables comparison of Mesa's performance to market performance on a like-for-like basis, given the varying degree by which we and our peers grow through acquisition.

Company performance measured against the pre-established financial and strategic bonus plan measures is reflected in the chart below:

(#)

The revenues growth target is total GAAP revenues earned during the fiscal year, adjusted for currency changes over 5%. Total revenues under the plan (i.e., adjusted for changes foreign currency rates) of $246.8 million resulted in achievement of 92% of target levels for this performance metric.

(*)

AOI is a non-GAAP measure defined as adjusted operating income, excluding the non-cash impact of amortization of intangible assets, stock-based compensation, depreciation, and any impairment of goodwill and long-lived assets. AOI was adjusted to exclude certain non-recurring expenses, including costs associated with our CEO transition and corporate restructuring initiatives, resulting in an adjusted AOI of $63.5 million during fiscal year 2026 and achievement of 175% of target levels for this performance metric.

Overall Achievement from Company Performance Factor
Based on the formulaic weighted average achievement of the financial and strategic bonus plan measures for fiscal year 2026, the Compensation Committee concluded that an overall achievement of 125% of target was attained under the CPF.

Individual Performance Factor

The IPF subjects the preliminary bonus plan award for Messrs. Sakys and Archbold to an upward or downward adjustment (not to exceed 30%) based on the applicable executive's personal performance as measured against the individual's goals for the year. The goals are designed to be challenging to achieve at target (i.e., 100%). In determining the IPF modification for those executive officers, the CEO considers each executive's individual accomplishments that helped Mesa achieve progress on its growth strategy, including growing the business both organically and through further acquisitions, improving operational efficiency, and continuing to hire, develop and retain top talent. The performance assessment for individual goals is not calculated on a line-item basis, but rather represents an overall assessment of how the NEO contributed to the success of Mesa through and within the NEO's area of responsibility.

Achievement Under the Individual Performance Factor

The CEO, in conjunction with the Compensation Committee, reviewed and approved the attainment of individual performance objectives by Mr. Sakys and Mr. Archbold for fiscal year 2026 as follows.

John Sakys:

●	Drove repayment of $46.3 million of debt and holdback payments and reduced Mesa's Total Net Leverage Ratio from approximately 3.0 to 2.1.
●	Facilitated repayment of $97.5 million in convertible notes, refinancing the debt as a term loan and revolver.
●	Improved financial accountability and discipline in operating expenses, resulting in a 13.3% increase in operating income, to $18.5 million.
●	Championed cost savings and restructuring programs resulting in non-GAAP adjusted operating income representing 25.5% of revenues.
●	Focused on global compliance and governance to allow for improvements in Mesa's internal controls, processes and procedures.

Brian Archbold:

●	Drove significant process improvements in the Sterilization and Disinfection Control division to streamline production and reduce past due backlog.
●	Sponsored several breakthrough Kaizen events, which are large events of 4-6 Kaizen teams, driving measurable change in our business processes.
●	Continued to scale the global operations team so that the organizational structure of the operations department supports Mesa's vision and operating model.
●	Fostered continuity of business and on-time delivery across Mesa's global plants.
●	Improved quality across production facilities, resulting in higher customer satisfaction.

The CEO's award is not modified based on individual performance, but rather is solely dependent on Mesa's performance.

Short Term Incentive Plan Payout

The following table sets forth the target bonus and the actual bonus earned and approved for each NEO for fiscal year 2026.

Executive	Bonus Target	CPF (%) (A)	IPF (B)	Payout percentage (A*B)	Total Bonus Payout
Gary Owens	$ 896,000	125%	100%	125%	$ 1,120,000
John Sakys	$ 327,000	125%	100%	125%	$ 408,750
Brian Archbold	$ 265,000	125%	100%	125%	$ 331,250

Long Term Equity Compensation

Annual Review of Long-Term Incentives

The Compensation Committee believes that performance-based and time-based long-term equity award incentives in the form of PSUs and RSUs are effective vehicles to align individual and team performance with the achievement of Mesa’s strategic and financial goals over time, retain our NEOs, and align the interests of our NEOs with those of our shareholders. Further, the Compensation Committee believes it is in the best interest of our shareholders to provide long-term incentives to each NEO through stock-based incentives since they directly tie NEO long-term compensation to the performance of our share price.

Grant Practices for Annual Equity Awards for Fiscal Year 2026

For fiscal year 2026, the Compensation Committee considered a number of factors in determining the terms, conditions, and target amounts of equity incentive compensation for our executive officers, including:

●	how Mesa's performance during the fiscal year could impact NEO compensation;
●	the practices of our compensation peers and competitors in granting equity awards;
●	the total target compensation for each NEO;
●	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;
●	the number of RSUs and PSUs held by the executive officers;
●	the vesting schedule of unvested equity awards held by the executive officers;
●	the financial statement impact of any equity award; and
●	the available shares under Mesa's equity incentive plan.

Equity Award Types

Following a comprehensive review of market pay practices, the Compensation Committee developed a long-term incentive program with the intent to remain competitive with the companies in our peer group in award mix and performance metrics. The mix of grants made to NEOs during fiscal year 2026 were as follows:

Fiscal Year 2026 Equity Award	Weighting		Description
Performance-Based RSUs (PSUs)	50%	●	Each earned PSU entitles the NEO to earn one share of our common stock upon vesting.
		●	PSUs awarded are earned based on Mesa's relative TSR measured against a peer group, defined as the S&P composite 1500 Healthcare Index. Relative TSR is measured from June 15, 2025 until June 14, 2028.
		●	The awards vest on June 15, 2028, subject to continued employment and achievement of the relative TSR metric. Any shares received in settlement are subject to a required one-year holding period. If relative TSR is below the 25th percentile within the peer group, then none of the shares will vest.
Time-Based RSUs	50%	●

Each RSU entitles the NEO to earn one share of our common stock upon vesting. RSUs vest pro-rata over a three-year service period beginning on the first anniversary of the grant date, subject to continued employment.

In fiscal year 2026, the Compensation Committee continued to grant 50% of total executive equity awards as PSUs. The Compensation Committee also updated the PSU program to emphasize alignment with shareholder interests by designing the award based entirely on relative TSR. The remaining 50% of total executive equity awards granted in fiscal year 2026 were issued as RSUs. Analyses from Mesa's independent compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”) indicated that our equity mix is aligned with competitive trends among our compensation peer group. Additionally, RSUs and PSUs encourage retentive behavior, one of the factors considered in designing compensation plans.

2026 Annual Equity Awards

The following table sets forth the grant date fair value of the 2026 annual equity awards made to each of our NEOs.

Executive	Performance Stock Units	Restricted Stock Units	Total Equity Award Value
Gary Owens	$2,350,014	$2,350,003	$4,700,017
John Sakys	775,075	775,075	1,550,150
Brian Archbold	700,006	700,074	1,400,080

In determining the 2026 equity award grants for our NEOs, the Compensation Committee reviewed (i) the compensation peer group information provided by FW Cook, (ii) Company and business unit performance, (iii) individual performance, (iv) prevailing market trends, (v) feedback from shareholders, and (vi) the views of the CEO (in the case of the other NEOs), and applied judgment in determining that the equity awards were appropriate and in alignment with our compensation philosophy and strategic market positioning.

Fiscal Year 2026 PSUs

In response to feedback from shareholders, the Compensation Committee made changes to the design of the fiscal year 2026 PSUs, which make up 50% of NEO long-term incentive compensation. PSUs granted in fiscal year 2025 included two equally-weighted, independent performance metrics: (i) a three-year cumulative total revenue target and (ii) the performance of Mesa's share price relative to a group of its peers, defined as the S&P composite 1500 Healthcare Index, over a three-year period. In fiscal year 2026, the Compensation Committee granted a PSU award with a single performance metric based on Mesa's share price relative to a group of peers, defined as the S&P Composite 1500 Healthcare Index. We believe the new design creates sustainable alignment with shareholder interests. In addition, it removes revenues as a performance metric, as revenues are already a factor in the calculation of payout under Mesa's short term incentive plan.

Performance Metric Selection

The table below and the narrative that follows describe in additional detail the significance of the relative TSR metric used in our 2026 PSUs:

Financial Measure	Why it Matters
Total Shareholder Return	●	Offers clear alignment between the interests of management and shareholders over the long-term
	●	Summary indicator of long-term performance
	●	Relative (as opposed to absolute) nature of goals accounts for macroeconomic factors impacting the broader market

Fiscal Year 2026 PSU Matrix

The weighting and performance levels for the performance metrics for 2026 PSUs were as follows:

Achievement (1)	Relative Total Shareholder Return(2)
Threshold (achievement results in 50% payout)	25th percentile
Target (achievement results in 100% payout)	50th percentile
Maximum (achievement results in 200% payout)	75th percentile and above

(1)	Performance results between the threshold, target and the maximum levels of performance are calculated via linear interpolation.
(2)	TSR performance is measured relative to a peer group, defined as the S&P composite 1500 Healthcare Index.

Settlement of PSUs Granted in June 2023
In June 2026, the Compensation Committee certified Mesa's actual results compared to its financial achievement and TSR modifier targets for PSUs granted in June 2023. Financial performance was measured over the one-year period ending March 31, 2024 and included two financial achievement targets: GAAP revenues and adjusted operating income as a percentage of revenues, which each comprised 50% of the financial achievement targets. As illustrated below, the financial metrics were achieved at 55% of target. The PSU granted in June 2023 also included a modifier to adjust the number of shares distributed up or down by 20% based on relative TSR compared to the S&P Composite 1500 Healthcare Index. Mesa did not achieve the minimum percentile stock price relative to its peer group as of the final measurement date on March 31, 2026, and the modifier therefore adjusted the number of shares distributable down by 20%. In total, the PSUs vested at 44% of the target shares.

# Final Vesting of PSUs Granted in Fiscal Year 2024

**FINAL VESTING**

**44%**

**WEIGHTED PAYOUT**

| | THRESHOLD PERFORMANCE LEVEL | TARGET PERFORMANCE LEVEL | MAXIMUM PERFORMANCE LEVEL | Payout % *(Before Weighting)* | Metric Weighting | WEIGHTED PAYOUT |
|---|---|---|---|---|---|---|
| **FINANCIAL METRICS** | | | | | | |
| Revenues (A) *(in Dollars)* — *$216M FY26* | 217M | 228M | 239M | 0% | 50% | 0% |
| Adjusted Operating Income (B) *(as % of Revenues target)* — *$21.4% FY26* | 19% | 21% | 23% | 110% | 50% | 55% |
| **MODIFIER** | | | | | | |
| TSR — *Below Threshold* | 25th percentile | 50th percentile | 75th percentile | 0% | + / - 20% | -20% |

Other Benefits, Including Retirement Plans
In addition to the primary compensation elements described above, we offer our executive officers access to the same benefits we provide to all domestic full-time employees. As such, the NEOs have available: competitive medical, dental and vision benefits, flexible spending accounts (including dependent care), supplemental life insurance coverage, disability coverage and an Employee Assistance Program. Mesa matches 100% of the first 4% of a participant’s cash compensation that is contributed by an eligible participant to the 401(k) plan, subject to the applicable limits imposed by the Internal Revenue Code of 1986 (the “Code”). We do not offer a deferred compensation plan.

Employment and Change-in-Control Agreements

Mesa uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of our executive officers. We believe that employment agreements help encourage the continued dedication of executives in the event of personal uncertainties or risk of job loss, and help protect Mesa in the event an executive leaves Mesa. Furthermore, the Compensation Committee believes that the establishment of severance terms in advance allows NEOs to continue to focus on the business rather than on their personal circumstances if a termination event occurs. The terms of our executive officers’ employment agreements are substantially similar and generally establish an initial base salary and eligibility to participate in the annual cash incentive bonus plan and equity compensation plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. See “Potential Payments upon Termination or Change in Control” for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.

Executive Compensation Process and policies

Roles and Responsibilities

The following information is intended to describe the roles of various parties in designing and administering our executive compensation programs.

The Compensation Committee's Role in Establishing Named Executive Officer Compensation

Our Board has selected the Compensation Committee members for their experience and abilities in determining compensation for our NEOs. The Compensation Committee is primarily responsible for all aspects of our executive compensation program. The Compensation Committee feels that a data driven, objective approach, supplemented by consideration of qualitative factors, is the most appropriate way to exercise its duties. The Compensation Committee retains full discretion in determining executive compensation.

Management's Role in Establishing Compensation

The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because each member of management has significant involvement in and knowledge of Mesa's business goals, strategies and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers’ compensation, but he does not participate in decisions regarding his own compensation. In no event is a member of management present while their own compensation is decided.

Management is occasionally invited to attend Compensation Committee meetings; however, more often, the Compensation Committee meets in executive sessions without the CEO or other members of management present.

Role of Independent Compensation Consultants

The Compensation Committee retained FW Cook, an independent executive compensation consulting firm, to provide the Compensation Committee with advice regarding compensation matters in fiscal year 2026.

FW Cook assisted the Compensation Committee with review and assessment of Mesa's compensation peer group and provided advice regarding executive compensation levels and practices, guidance on the design of our executive compensation plans, and certain information on market and industry compensation trends and regulatory developments. FW Cook was also invited to attend certain Compensation Committee meetings to provide advice with respect to the fiscal year 2026 executive compensation programs.

All fees paid to FW Cook were in connection with the firm’s work on executive compensation matters on behalf of the Compensation Committee; no fees were paid to the firm for any other work. The Compensation Committee determined that FW Cook's services to Mesa did not and do not give rise to any conflict of interest. The Compensation Committee considers FW Cook to have sufficient independence from our Company and executive officers to allow it to offer objective advice.

Executive Compensation Timeline

1.	Early in each fiscal year, the Compensation Committee determines the target amounts of each NEO’s base salary, annual short-term incentive award, and equity awards.
2.

The CEO, with assistance from senior management, proposes financial-based CPFs for use in measuring achievement under the annual short-term incentive compensation plan. CPFs are subject to review and approval by the Compensation Committee.

3.

Long-term equity awards are granted in the first quarter of each fiscal year; future vesting thereof is subject to achievement of performance-based and time-based vesting conditions approved by the Compensation Committee at the time of grant.

4.	Following the end of applicable performance periods, Mesa's finance team evaluates financial performance against the approved CPF metrics.
5.	For the annual short-term incentive plan, the CEO assesses the individual contributions of Messrs. Sakys and Archbold in achieving Mesa's goals to recommend any adjustments to their IPFs.
6.	The Compensation Committee reviews and approves each NEO's short-term incentive plan award based on CPF and (except for the CEO) IPF outcomes.
7.	Short-term incentive awards are paid out, if earned, in the first quarter of the following fiscal year.

Determining Target Compensation

General

In establishing target compensation levels, the Compensation Committee considers market practices, internal pay parity (which is based on position, responsibility, and contributions of the applicable NEO) and the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our executive compensation programs, the Compensation Committee reviews compensation practices and pay opportunities from a selection of publicly traded compensation peer companies as well as general industry survey data. The Compensation Committee also considers pay for performance, individual capability, innovative thinking and action, leadership, experience, and the potential to create value in setting compensation. The Compensation Committee considers all sources of information in the aggregate and does not place particular weight on any one factor.

Compensation Peer Group

Mesa's strategy is to service the biopharmaceutical, healthcare and medical device markets as a life sciences tools company. As Mesa's business lines have expanded, both organically and through acquisitions, the complexity of the work facing the management team has increased. For example, Mesa's international operations have increased in materiality and complexity over the past several years. Accordingly, the Compensation Committee continued to refine the compensation peer group in fiscal year 2026 in order to better analyze and update the compensation package for NEOs, taking into account the pay opportunities provided at similar companies.

The Compensation Committee believes that the compensation peer group should:

●	Appropriately reflect the nature of Mesa's evolving business strategy as a life sciences tools business operating in a broad scope of areas;
●	Consist of companies with comparably sized revenues and market capitalization to Mesa;
●	Reflect the complexity of Mesa and include companies with multiple segments;
●	Include companies with multinational operations, including in China;
●	Include growth companies, particularly those focused on growth through acquisitions; and
●	Employ an approximately similar number of employees to Mesa.

With the help of FW Cook, the Compensation Committee evaluated its peer group in relation to the Compensation Committee's peer group criteria. The peer group used for our fiscal year 2026 compensation program design consisted of the following, with companies that are new to our compensation peer group in fiscal 2026 denoted by an '*' in the table below:

2026 Compensation Peer Companies(1)
Adaptive Biotechnologies Corporation	Cytek Biosciences, Inc.	Pacific Biosciences of California, Inc.*
Artivion, Inc.	Haemonetics Corporation	Quanterix Corporation
AtriCure, Inc.	Inogen, Inc.	Sotera Health, LLC*
Azenta, Inc.	LeMaitre Vascular, Inc.	Standard BioTools, Inc.
BioLife Solutions, Inc.	Maravai LifeSciences Holdings, Inc.	Veracyte, Inc.
Codexis, Inc.	Neogen Corporation
Cryoport, Inc.	Neogenomics, Inc.

(1)	One Company included in the 2025 compensation peer group, Harvard Bioscience, Inc., was removed from the 2026 compensation peer group. Changes to the compensation peer group were identified by FW Cook through a multi-faceted screening methodology that involved filtering a large group of U.S.-based publicly-traded companies down to a relevant set of similarly-sized businesses which meet some or all of the compensation peer group selection criteria above.

As part of a sound governance process, the Compensation Committee anticipates reviewing the list of compensation peer companies on an annual basis.

Using Comparative Compensation Data

FW Cook provided compensation peer group comparison data for Mesa’s executive officers including benchmark salaries, short-term incentive targets, and long-term incentive targets for positions similar to Mesa's NEO positions, and the Compensation Committee used this data for context when setting each compensation element and total compensation for executive officers for fiscal year 2026. However, in determining executive compensation, the Compensation Committee did not solely rely on comparative data from, nor did the Compensation Committee target any particular level of total compensation or individual component of compensation against, the compensation peer group. While comparative compensation peer group data provides helpful market information, the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to evaluate whether our executive compensation program is competitive in the market in which we compete for talent.

Consideration of Responsibilities and Performance

The Compensation Committee’s annual determination of our NEOs’ compensation components and total target compensation is based upon a combination of common criteria applicable to all of the officers, as well as individual objectives and duties, and historical performance at the individual and company levels. For fiscal year 2026, the Compensation Committee considered a number of measures when establishing the NEOs’ target compensation, including:

●	Consolidated Company financial performance as represented by revenues and adjusted operating income growth;
●	Prior compensation levels;
●	The complexity and scope of the responsibilities of the NEO’s position, as well as any changes to such responsibilities;
●	The NEO’s overall experience, including tenure at Mesa;
●	Market and survey data provided by FW Cook; and
●	In the case of the CEO, the Committee’s evaluation of prior individual performance and
●	In the case of other NEOs, the CEO's evaluation of prior individual performance of such NEOs.

The Compensation Committee believes our executive compensation program’s elements and target compensation amounts have been effectively designed to reflect company and individual performance and reward and motivate behaviors that can create long-term shareholder value. The Committee approved the fiscal year 2026 compensation described in the preceding pages for each of the named executive officers.

Prohibition Against Short Selling, Hedging or Pledging of Company Securities

Our written policy against insider trading (the “Insider Trading Policy”) prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, Mesa's securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our common stock. This prohibition applies to all securities issued by Mesa, including equity and debt. Mesa's Insider Trading Policy also prohibits directors, officers and employees from pledging Mesa's securities as collateral for loans.

Compensation and Risk Oversight

Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Mesa's employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on Mesa. In making such determination, the Compensation Committee considered and evaluated not only risks related to Mesa's cash and equity-based compensation programs and practices, but also whether Mesa's compensation plans encourage participants to take excessive risks. The following factors support our conclusion:

●	Overall compensation levels are in a competitive market range for a company of Mesa's size and scope.
●

Our programs use a mix of short-term and long-term incentives and we have increasingly varied our performance metrics to include revenues, profitability, stock price, and strategic-focused goals in an effort to deter an imbalanced focus on a single goal.

●	Our compensation programs heavily emphasize stock-related compensation that is earned over multi-year periods, which incentivizes our executive team to focus on long-term value creation.
●	PSUs granted in fiscal year 2026 are comprised of a three-year relative total shareholder return metric.
●	Annual cash incentives for NEOs and all other eligible company employees are capped at 200% of target, including possible adjustments based on individual performance.
●	We have established stock ownership requirements for the CEO (five times base salary), for the other NEOs (three times base salary), and for non-employee directors (three times annual retainer).
●

Our insider trading policy prohibits officers and all other employees from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving Mesa's securities.

●

We have established a clawback policy for our NEOs that allows us to recoup performance-based equity awards and cash bonus payments in the event of material non-compliance with financial reporting requirements.

●	The Compensation Committee provides close oversight of our compensation programs, including a significant level of engagement, self-assessment and executive session discussions.

Clawback policY

In compliance with SEC and Nasdaq listing standards, in October 2023, the Compensation Committee adopted the Mesa Laboratories, Inc. Executive Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy provides that if Mesa is required to prepare an accounting restatement due to Mesa's material non-compliance with any financial reporting requirement, we are required to recoup (subject to certain limited exceptions described in the Clawback Policy) any cash or performance-based equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. A copy of the Clawback Policy is included as Exhibit 97.1 to our 2026 Annual Report filed with the SEC on June 3, 2026.

Tax Considerations

In designing our compensation programs, we consider the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on Mesa's business strategy and to increase shareholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the qualified performance-based compensation exception to the $1 million per year deduction limit under Section 162(m) of the Code for compensation paid to certain executive officers of Mesa (“covered employees”), and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit. We design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible for tax purposes.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” which are non-deductible and subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code prescribes various requirements regarding the timing of deferral elections, the timing of payments, and certain other matters affecting nonqualified deferred compensation plans. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.

Executive Compensation

Summary Compensation Table

The following table lists compensation awarded to or earned by the NEOs for the fiscal years ended March 31, 2026, 2025 and 2024.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Gary Owens	2026	808,846	4,700,017	-	1,120,000	14,345	6,643,208
Former CEO and President	2025	777,981	4,600,170	-	1,206,800	14,940	6,599,891
	2024	754,000	3,560,850	774,002	331,600	15,114	5,435,566

John Sakys	2026	498,385	1,550,150	-	408,750	14,258	2,471,543
VP and Chief Financial Officer	2025	474,327	1,500,292	-	435,400	14,091	2,424,110
	2024	452,000	1,117,982	243,022	117,600	12,688	1,943,292

Brian Archbold	2026	436,962	1,400,080	-	331,250	14,226	2,182,518
SVP of Operations and Continuous Improvement	2025	417,232	1,350,212	-	352,800	14,312	2,134,556
	2024	404,000	910,936	198,042	97,200	12,442	1,622,620

(1)	The amounts reported in the Stock Awards column reflect the grant date fair value of stock awards determined pursuant to ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for fiscal year 2026 (Note 1. Description of Business and Summary of Significant Accounting Policies and Note 9. Stock Transactions and Stock-Based Compensation). The grant date fair values of PSUs granted during fiscal year 2026 are reflected based on the grant date assumption that financial and TSR based goals will be achieved at target levels of performance. The value of the annual PSU awards granted in fiscal year 2026, assuming maximum achievement of performance thresholds, would be: Mr. Owens: $4,700,028; Mr. Sakys: $1,550,149; and Mr. Archbold: $1,400,012.
(2)	The amounts reported in the Option Awards column represent the grant date fair value of nonqualified stock option awards granted to each of the NEOs, calculated in accordance with ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for fiscal year 2026 (Note 1. Description of Business and Summary of Significant Accounting Policies and Note 9. Stock Transactions and Stock-Based Compensation). No stock options were awarded in fiscal years 2026 or 2025.
(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Short-Term Incentive Plan.
(4)	The fiscal year 2026 amounts reported in the All Other Compensation column reflect 401(k) matching funds for Messrs. Owens, Sakys, and Archbold.

Grant of Plan-based Awards in Fiscal Year 2026

The following table sets forth certain information with respect to grants of plan-based awards for fiscal year 2026 with respect to our NEOs.

			Estimated future payments under non-equity incentive plan awards			Estimated possible payouts under equity incentive plan awards
Name	Grant Date	Award Description	Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
Gary Owens	n/a	Short-term Incentive Plan	-	896,000	1,792,000					-
	6/15/2025	Restricted Stock Units(3)							24,659	2,350,003
	6/15/2025	Performance Stock Units(4)				11,802	23,604	47,208		2,350,014
John Sakys	n/a	Short-term Incentive Plan	-	327,000	654,000					-
	6/15/2025	Restricted Stock Units(3)							8,133	775,075
	6/15/2025	Performance Stock Units(4)				3,893	7,785	15,570		775,075
Brian Archbold	n/a	Short-term Incentive Plan	-	265,000	530,000					-
	6/15/2025	Restricted Stock Units(3)							7,346	700,074
	6/15/2025	Performance Stock Units(4)				3,516	7,031	14,062		700,006

(1)	Each executive officer is eligible to earn a cash award under our short-term incentive plan, as described in the “Short-Term Incentive Plan” discussion above. Our Short-Term Incentive Plan does not contain a formalized “threshold” level of performance that would entitle an executive to a minimum annual cash award. "Target" amounts reflect the amount that would have been paid to the executive officer if achievement against targets resulted in a CPF of 100% with no adjustment for individual performance. "Maximum" amounts reflect the Short-Term Incentive plan amount which would have been payable had achievement against targets been at the maximum level. Actual Short-Term Incentive amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The grant date fair values of RSUs and PSUs were determined pursuant to FASB Topic 718 based on the assumptions and methodologies set forth in our Annual Report on Form 10-K (Note 1. Description of Business and Summary of Significant Accounting Policies and Note 9. Stock Transactions and Stock-Based Compensation) for fiscal year 2026.
(3)	Restricted stock unit awards vest ratably on June 15, 2026, June 13, 2027, and June 13, 2028.
(4)	The PSUs become eligible to vest based on relative TSR for a three-year performance period from June 15, 2025 – June 14, 2028. PSUs eligible to vest based on performance will vest and be earned based on the executive's continued service through June 14, 2028.

Outstanding Equity Awards at March 31, 2026

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of March 31, 2026.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other Rights that have not Vested ($) (1)
Gary Owens	6/15/2025							24,659	(2)	$2,180,349
	6/15/2025										11,802	(3)	$1,043,533
	6/18/2024							16,900	(4)	1,494,298
	6/18/2024										9,621	(5)	2,283,256
	6/18/2024										25,608	(6)	2,264,259
	9/1/2023							3,300	(7)	291,786
	6/21/2023	11,991	(8)	5,905	(8)	131.67	6/21/2029
	6/21/2023							7,280	(9)	643,680
	6/15/2022	16,353	(10)	-	(8)	185.57	6/15/2028
	10/28/2021							11,559	(11)	1,022,047
	9/1/2021	15,786	(12)	-		268.85	9/1/2027
	6/15/2020	13,795	(13)	-		226.72	6/15/2026
John Sakys	6/15/2025							16,448	(2)	1,454,332
	6/15/2025										3,893	(3)	$344,175
	6/18/2024							5,511	(4)	487,283
	6/18/2024										3,138	(5)	277,462
	6/18/2024										8,352	(6)	738,484
	9/1/2023							1,036	(7)	91,603
	6/21/2023	3,765	(8)	1,854	(8)	131.67	6/21/2029
	6/21/2023							2,281	(9)	201,721
	6/15/2022	5,203	(10)	-	(8)	185.57	6/15/2028
	9/1/2021	4,933	(12)	-		268.85	9/1/2027
	6/15/2020	3,951	(13)	-		226.72	6/15/2026
Brian Archbold	6/15/2025							7346	(2)	649,533
	6/15/2025										3,516	(3)	310,885
	6/18/2024							4,960	(4)	438,563
	6/18/2024										2,824	(5)	249,698
	6/18/2024										7,516	(6)	664,565
	9/1/2023							844	(7)	74,626
	6/21/2023	3,068	(8)	1,511	(8)	131.67	6/21/2029
	6/21/2023							1,859	(9)	164,373
	6/15/2022	3,852	(10)	-	(8)	185.57	6/15/2028
	9/1/2021	3,421	(12)	-		268.85	9/1/2027
	6/15/2020	1,780	(13)	-		226.72	6/15/2026

(1)	The value of equity awards is based on the closing of the Company’s stock on Nasdaq on March 31, 2026, the last trading day of fiscal year 2026, which was $88.42.
(2)

Represents the annual time-based restricted stock unit award grant for fiscal year 2026. Awards vest ratably on each of June 15, 2026, June 13, 2027, and June 13, 2028, subject to the executive's continued employment.

(3)

Represents relative TSR PSUs granted for fiscal year 2026. Achievement under this award will be measured for the period from June 15, 2025 until June 14, 2028 based on the relative performance of the Company's share price compared to a peer group, defined as the S&P composite 1500 Healthcare Index. This award is presented in the table at 50% of target based on achievement as of March 31, 2026. The awards vest on June 14, 2028, subject to the executive's continued employment.

(4)

Represents the annual time-based restricted stock unit award grant for fiscal year 2025. The remaining portion of the awards vest ratably on each of June 18, 2026 and June 18, 2027, subject to the executive's continued employment.

(5)

Represents performance stock units granted for fiscal year 2025 with financial performance (GAAP revenue) conditions. The performance achievement under this award will be measured for the period from April 1, 2024 until March 31, 2027. The awards are presented in the table above at 100% estimated achievement based on actual performance to date and estimated future performance. The awards vest on June 18, 2027, subject to the executive's continued employment.

(6)

Represents relative TSR PSUs granted for fiscal year 2025. Achievement under this award will be measured for the period from June 18, 2024 until June 18, 2027 based on the relative performance of the Company's share price compared to a peer group, defined as the S&P composite 1500 Healthcare Index. This award is presented in the table at 200% of target based on achievement as of March 31, 2026 and thus reflects the potential maximum number of shares that could be distributed at the end of the performance period. The awards vest on June 18, 2027, subject to the executive's continued employment.

(7)	Represents the annual time-based restricted stock unit award grant for fiscal year 2024. The remaining RSUs vest on June 21, 2026, subject to the executive's continued employment.
(8)	Represents the annual stock option grant for fiscal year 2024. Remaining shares vest on June 21, 2026, subject to the executive's continued employment.
(9)

Represents performance restricted stock units granted for fiscal year 2024. The performance achievement under this award was measured for the period from April 1, 2023 until March 31, 2024 and was achieved at 55%. The TSR modifier measured as of March 31, 2026 decreased the number of shared otherwise issuable by 20%. The awards are presented in the table above at 44%, representing actual achievement inclusive of TSR. The awards vest on June 21, 2026, subject to the executive's continued employment.

(10)	Represents the annual stock option grant for fiscal year 2023. The non-qualified stock options are vested and may be exercised until June 15, 2028.
(11) (12)

Represents performance share units issuable under the CEO award granted in fiscal year 2022, at the actual level of achievement, based on measurement over the three-year period from April 1, 2021 through March 31, 2024. Achievement under this award was 87%. The remaining shares will vest on October 27, 2026.
Represents non-qualified stock options granted on September 1, 2021. The non-qualified stock options are vested and may be exercised until September 1, 2027.

(13)	Represents non-qualified stock options granted on June 15, 2020. The non-qualified stock options are vested and may be exercised until June 15, 2026.

Options Exercised and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during fiscal year 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value Realized on Vesting ($) (3)
Gary Owens	-	-	27,992	2,444,367
John Sakys	-	-	5,337	505,224
Brian Archbold	-	-	4,430	418,568

(1)	Determined by multiplying the number of options that were exercised during fiscal year 2026 by the difference between the per share closing price of our common stock on the date of exercise and the exercise price of the options, but not including any tax impact incurred in connection with such exercise.
(2)	Reflects the number of shares of Mesa common stock acquired on vesting of restricted stock units and performance stock units.
(3)	Determined by multiplying the number of restricted stock units or performance stock units by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control

Executive Employment Agreements

On September 29, 2021, Mesa entered into Amended and Restated Executive Employment Agreements with each of Messrs. Owens and Sakys and into an Executive Employment Agreement with Mr. Archbold (collectively, the "Employment Agreements").

The Employment Agreements generally have the same severance and other terms except for salary and position description. The Employment Agreements have indefinite terms and continue until terminated by either party.

In the event Mesa terminates an executive officer’s employment without cause or the executive officer terminates their employment for good reason, the executive officer will receive: (i) an amount equal to one times the sum of (x) their base salary plus (y) target annual bonus, with such amount paid over the period of 12 months following the date of termination; (ii) an annual bonus for the year in which the termination of employment occurs based on the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to their termination of employment (the “pro-rata annual bonus”); and (iii) a lump sum payment equal to the employer-subsidized portion of the cost of 24 months of continued group health plan coverage as of the date of their termination of employment. In addition, their equity-based awards will be treated as follows: (a) all time-vested awards with greater than three years’ full stated vesting schedule will become vested, and to the extent such awards are options, they shall be exercisable for their full term pursuant to the applicable award agreement; (b) For equity with full stated vesting schedules of three years or less, (x) all restricted stock and options due to vest within the next 12 months following the date of termination will become vested, and options will remain outstanding and exercisable for 14 months (but not longer than the option term), (y) all performance stock units scheduled to vest within the next 12 months following the date of termination will vest at the higher of actual performance or target, and (z) all awards (restricted stock units and performance stock units) that are not scheduled to vest within the next twelve (12) months following the date of termination will be forfeited, unless otherwise provided by the applicable award agreement.

In the event that the executive officer is terminated during the three months before or the 24-month period following a change in control of Mesa, the executive officer will receive: (i) cash severance equal two times the sum of (x) their base salary plus (y) target annual bonus, which will generally be payable in a lump sum within 60 days following the date of termination; (ii) the pro-rata annual bonus described above; and (iii)  a lump sum payment equal to the employer-subsidized portion of the cost for 24 months’ of continued group health plan coverage as of the date of their termination of employment.

In the event that a change in control of Mesa occurs, all unvested equity awards held by the executive officer will immediately vest, with any performance-based awards deemed to have been achieved at the higher of actual performance through the change in control or target. Options will remain outstanding and exercisable for their full term, unless otherwise cashed out or cancelled as part of the transaction.

If the executive resigns voluntarily without good reason, he will receive no cash severance, and their equity-based awards will be treated as follows: (i) any vested options will be exercisable for the lesser of 90 days after the date of termination or the expiration of the maximum stated term of the option, and (ii) all performance-based awards that were held by executive officer for less than 12 months will be forfeited and all performance-based awards held by executive officer for more than 12 months will time-vest on the date of termination, will be pro-rated based on the number of full months during the applicable performance period through the date of termination and will be paid at the lesser of target level or actual performance at the end of the performance period. For Mr. Owens only, all unvested options held by Mr. Owens on the date of the employment agreement with seven years’ vesting schedule will vest on the date of termination.

Upon termination of employment by reason of an executive’s normal retirement, the executive is entitled to receive, in addition to any accrued payments and benefits, an annual bonus for the year in which the termination of employment occurs based on the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to their termination of employment. In addition, all unvested equity awards held by the executive upon the executive’s retirement shall continue to vest as if termination did not occur, all restrictions thereon shall lapse, and any performance-based awards shall be earned based on actual performance as determined at the end of the applicable performance period. All equity awards that are options will be exercisable for their full remaining term under the applicable award agreement.

Under the terms of the Employment Agreements, for awards granted on or after June 13, 2025, "normal retirement" generally means the executive officer (i) has attained the age of 60, (ii) has provided at least five years of employment service to Mesa, (iii) has provided at least twelve months advance notice of their retirement (unless such period is waived or shortened by Mesa based on applicable facts and circumstances), (iv) has not departed Mesa to pursue a position with a competitor or any affiliate in any location in which Mesa conducts or plans to conduct material business, (v) engages only in post-termination activities that do not violate applicable restrictive covenants, and (vi) has engaged in appropriate succession planning to support Mesa's continued success. For awards granted before June 13, 2025, the executive must have attained the age of 65 and must provide either 90 days’ written notice to Mesa or the minimum amount of notice required by the employment agreement, severance agreement, or other agreement with Mesa, if any, in addition to similar non-compete requirements.

All severance payments are subject to the executive signing and not revoking a release of claims.

Incentive Award Agreements

The form stock option agreements and restricted stock unit agreements used by the Company do not contain terms and conditions that would provide additional benefits to executives upon termination without cause or a termination for good reason. The form performance stock unit agreement used by the Company provides that any PSUs that are not scheduled to vest within 12 months after the termination date (and which would therefore otherwise be forfeited under the employment agreement), but which have been outstanding for at least 12 months as of termination, will be pro-rated and earned at the lesser of target or actual performance through the end of the performance period. Any PSUs that have been outstanding for less than 12 months as of a termination without cause or a termination for good reason will be forfeited.

On October 28, 2021, Mr. Owens received a one-time performance stock unit award that contains terms and conditions that apply upon termination of employment that are different than those set forth above, and that supersede any contrary terms in his employment agreement. The performance period for this award ended on March 31, 2024 and there is a single unvested tranche of the award that is scheduled to vest on October 27, 2026 based on continued employment. Pursuant to the terms of this PSU agreement, that final remaining tranche would vest in full upon a termination without cause or a termination for good reason on or after October 28, 2025.

Owens Retention and Transition Agreement
On March 9, 2026, Mesa announced the departure of Gary Owens as President and Chief Executive Officer of the Company, effective on or about April 13, 2026. On March 20, 2026, Mr. Owens and the Company entered into a Retention and Transition Agreement pursuant to which he remained with the Company in a non-executive capacity until June 22, 2026 (the “Separation Date”) to facilitate the transition of his role to his successor, Dr. Kadia. Under the Transition Agreement, upon termination on the Separation Date, Mr. Owens became entitled to receive the severance pay and benefits associated with a “without cause” termination, as described above. As a condition to receiving the severance pay and benefits, Mr. Owens executed a release of claims in favor of the Company.

Estimated Termination Benefits

The following table sets forth estimated cash payments and other benefits that would be paid or provided upon certain terminations of employment (including a termination in connection with a change in control) using cash salaries, cash bonuses, and equity outstanding as of March 31, 2026, and assuming the termination event (and any change in control) occurred on March 31, 2026.

Name	Payment Type	Termination for Cause	Termination without Cause or for Good Reason		Termination without Cause or for Good Reason upon or after a Change in Control(7)
Gary Owens(8)	Cash Payment(1)	$-	$1,711,000	(1)	$3,422,000	(2)
	Equity(5)	-	3,305,867	(3)	8,033,753	(4)
	Benefits Continuation(6)	-	66,691		66,691
	TOTAL	-	5,083,558		11,522,444
John Sakys	Cash Payment(1)	-	830,000	(1)	1,660,000	(2)
	Equity(5)	-	820,299	(3)	2,744,026	(4)
	Benefits Continuation(6)	-	66,691		66,691
	TOTAL	-	2,062,761		4,470,717
Brian Archbold	Cash Payment(1)	-	706,000	(1)	1,412,000	(2)
	Equity(5)	-	721,777	(3)	2,456,838	(4)
	Benefits Continuation(6)	-	66,691		66,691
	TOTAL	-	1,494,468		3,935,529

(1)

Termination without cause or for good reason results in cash severance equal to 1x base salary and 1x target bonus, plus a pro-rata bonus for the year of termination based on the greater of actual or target performance.

(2)	Upon termination three months prior to or within 24 months after a change in control, eligible executives receive cash severance equal to 2x base salary and 2x target bonus, plus a pro-rata bonus for the year of termination based on the greater of actual or target performance.
(3)

Represents the value of equity acceleration upon a termination without cause or for good reason unrelated a change in control. All unvested equity awards (except for the performance stock unit grant issued to Mr. Owens on October 28, 2021)  have a full stated vesting period of three years or less.

(4)

Pursuant to the executive employment agreements, any such awards that are due to vest in the 12 months after the termination date will vest upon a termination without cause or for good reason, with any performance stock units scheduled to vest in the 12 months after the termination date to remain outstanding and to be paid out based on achievement at the greater of target or actual performance. Any unvested awards (options, RSUs, and PSUs) that are not scheduled to vest within 12 months after the termination date will be forfeited, unless otherwise provided by the award agreement. Accordingly, any RSUs that are not scheduled to vest within 12 months after the termination date are forfeited in full.  Based on the current PSU award agreements, any PSUs that are not scheduled to vest within 12 months after the termination date will be (i) forfeited, if they have been outstanding for less than 12 months, or (ii) pro-rated and earned at the lesser of target or actual based on performance through the end of the performance period, if they have been outstanding for at least 12 months as of termination. The last remaining tranche of the performance stock units issued to Mr. Owens on October 28, 2021, which is subject to different terms and conditions relating to termination of employment, is deemed to vest in full upon a termination without cause or for good reason.

(5)

Represents the value of equity acceleration upon a termination without cause or for good reason  coincident with a change in control, which results in all unvested awards becoming immediately vested, and all performance stock units being paid out at the greater of target or actual performance measured through the date of the change in control.

(6)	Upon termination, the executive receives the value of any vested equity awards, which is not an incremental benefit to the executive and is not reflected in the table above. The value of accelerating the unvested stock awards was calculated by multiplying the number of shares underlying the NEO’s unvested RSU and PSU awards that become vested at March 31, 2026 (either because of the executive's termination of employment or because a change in control is deemed to occur as of such date) by our closing price per share of $88.42 on March 31, 2026. All stock options were out-of-of-the-money as of March 31, 2026 and accordingly have no intrinsic value to be included in the table. For the purposes of this calculation, the fiscal year 2024 PSUs are shown at actual measured performance achievement under the plan, inclusive of the TSR modifier. Fiscal year 2025 GAAP revenue PSUs are included at estimated (target) achievement in the event of a termination upon or following a change in control, and are pro-rated and included at 100% (which is the lesser of target or actual performance) in the event of a termination unrelated to a change in control. Fiscal year 2025 relative TSR PSUs are assumed to be achieved at target in the event of a termination upon or following a change in control, based on achievement through and at March 31, 2026, and are pro-rated and included at 100% (which is the lesser of target or actual performance) in the event of a termination unrelated to a change in control. Fiscal year 2026 PSUs are included solely in the scenario involving a termination upon or following a change in control, and are assumed to vest at 100%, which is the higher of target or actual performance based on Mesa's relative performance to its peer group TSR through and at March 31, 2026.
(7)

Benefits continuation is based on the company-paid portion of monthly health benefit premiums for the executive during the most recent fiscal year. Contractual benefits payment is approximately equal to the monthly cost of the company-paid portion of premiums multiplied by 24.

(8)

Reflects amounts the executive may receive if on the last day of the fiscal year both a change in control of Mesa occurs and the executive’s employment is terminated without cause or by the executive without good reason.

On March 20, 2026, Mr. Owens entered into a Retention and Transition Agreement pursuant to which he departed as CEO on or about April 13, 2026, terminated employment on June 22, 2026, and became entitled to separation pay and benefits associated with a “without cause” termination. Please see “Owens Transition and Separation Agreement,” above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of March 31, 2026. All options reflected are options to purchase common stock.

	(a) Number of Securities to be Issued upon Exercising of Outstanding Options and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity Compensation Plan Approved by Security Holders	619,480	$191.22	536,520
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	619,480	$191.22	536,520

(1)	Includes shares issuable in connection with awards with performance conditions, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. We have accounted for the shares based on actual achievement, if known, or based on maximum possible achievement if performance and/or market conditions remain uncertain as of March 31, 2026. The weighted average exercise price in column (b) includes the weighted average exercise price of options only.
(2)	Consists of 536,520 shares remaining available under the 2021 Equity Plan. Each share underlying a full value award such as restricted stock or performance shares count as one share used against the total number of securities authorized under the plan.

Stock option and stock appreciation right grant policies and practices

While we do not have a formal written policy in place with regard to the timing of stock option and SAR grants in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about Mesa that has not been publicly disclosed. Previous awards of stock options have generally been made in tandem with and at the same time that Mesa has issued other types of equity awards as part of its ordinary annual grant practices. Stock option grants, if made, are effective on the date the award determination is made by the Committee, and the exercise price of stock options is the closing market price of our common stock on the last trading day immediately preceding the date of grant.

PAY VERSUS PERFORMANCE

The disclosure in this section shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act or the Exchange Act, except to the extent Mesa specifically incorporates it by reference therein.

Provided below is Mesa's “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act.

Our Most Important Metrics Used for Linking Pay and Performance

As required by Item 402(v), below are the most important metrics the Compensation Committee used to link executive pay to performance for fiscal year 2026. Our stock price performance, as reflected by our relative TSR, directly impacts the vesting and value of the equity compensation awards we grant to executive officers. The other metrics below are used for purposes of determining payouts under either our executive annual cash incentive compensation program or our executive PSU program:

●	Revenues or Revenues Growth; and
●	Adjusted Operating Income ("AOI").

Pay versus Performance Table

The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our net income (loss) for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”:

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year Ended March 31,	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs(1)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (Loss)(6)	Adjusted Operating Income(7)
2026	$6,643,208	$516,197	$2,327,030	$1,320,028	$37.20	$35.09	$6,712,000	$59,650,000
2025	$6,599,891	$7,940,385	$2,279,333	$2,645,565	$49.55	$32.86	$(1,974,000)	$54,005,000
2024	$5,435,566	$78,000	$1,782,956	$1,100,784	$45.59	$43.39	$(254,246,000)	$45,968,000
2023	$5,190,371	$(3,599,238)	$1,480,753	$544,787	$72.18	$45.74	$930,000	$44,679,000
2022	$18,076,981	$16,814,532	$1,452,226	$1,785,085	$104.92	$66.08	$1,871,000	$37,899,000

(1)	NEOs included in these columns reflect the following individuals:
Year	PEO	Non-PEO NEOs
2022	Gary Owens	John Sakys, Brian Archbold, and Greg DiNoia
2023	Gary Owens	John Sakys, Brian Archbold, and Greg DiNoia
2024	Gary Owens	John Sakys and Brian Archbold
2025	Gary Owens	John Sakys and Brian Archbold
2026	Gary Owens	John Sakys and Brian Archbold

(2)	Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
(3)	Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). To calculate CAP for each of the years in the table above, the following amounts were deducted from and added to the total compensation numbers shown in the applicable Summary Compensation Tables (SCT):

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid

	Fiscal Year
	2026		2025		2024		2023		2022
	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)
Summary Compensation Table Total	$6,643,208	$2,327,030	$6,599,891	$2,279,333	$5,435,566	$1,782,956	$5,190,371	$1,480,753	$18,076,981	$1,452,226
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(4,700,017)	(1,475,115)	(4,600,170)	(1,425,252)	(4,334,852)	(1,234,991)	(4,168,237)	(865,766)	(16,417,012)	(848,551)
(Minus): Change in Pension Value	-	-	-	-	-	-	-	-	-	-
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	2,102,401	1,283,935	6,362,615	1,971,307	3,304,206	941,358	2,260,544	424,417	13,533,230	788,665
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(2,554,763)	(669,756)	(366,380)	(160,565)	(3,690,852)	(261,445)	(5,202,624)	(210,448)	555,610	159,474
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	-	-	-	-	-	-	-	45,816	-	-
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(974,632)	(146,066)	(55,571)	(19,258)	(636,068)	(127,094)	(1,679,292)	(329,985)	1,065,723	233,271
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	-	-	-	-	-	-	-	-	-	-
Plus/(Minus): Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	-	-	-	-	-	-	-	-	-	-
Compensation Actually Paid	$516,197	$1,320,028	$7,940,385	$2,645,565	$78,000	$1,100,784	$(3,599,238)	$544,787	$16,814,532	$1,785,085

For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2026
Restricted Stock Units
Stock Price	$88.42 - $97.10
Performance Share Units
Volatility	58% - 61%
Risk-Free Interest Rate	3.6% - 3.7%
Stock Price	$76.89 - $97.10
Dividend Yield	0.74%
Stock Options
Expected Term (years)	1.0 - 2.1
Strike Price	$131.67 - $268.85
Volatility	51% - 62%
Dividend Yield	0.6% - 0.7%
Risk-Free Interest Rate	3.6% - 4.0%

(4)

TSR represents the cumulative return on a fixed investment of $100 in Mesa's common stock, for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends.

(5)

Peer Group TSR represents the cumulative return on a fixed investment of $100 in the same peer group considered by the Compensation Committee for purposes of establishing executive compensation targets for fiscal year 2026 (the 2026 compensation peer group, or CD&A peer group) for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends. One peer from the fiscal year 2025 CD&A peer group, Harvard Bioscience, Inc., was not included in the fiscal year 2026 CD&A peer group. Additionally, the following companies were added to the CD&A peer group for 2026 as Mesa included additional peers in compensation benchmarking:

o	Pacific Biosciences of California, Inc.; and
o	Sotera Health, LLC

The following table presents the total shareholder return of the fiscal year 2026 CD&A peer group and the fiscal year 2025 CD&A peer group.

	Value of Initial Fixed $100 Investment Based On:
Fiscal Year Ended March 31,	MLAB Total Shareholder Return	FY26 CD&A Peer Group TSR	FY25 CD&A Peer Group TSR
2026	$37.20	$35.09	$34.13
2025	$49.55	$32.86	$32.86
2024	$45.59	$43.39	$43.39
2023	$72.18	$45.74	$45.74
2022	$104.92	$66.08	$66.08

(6)	The dollar amounts reported represent the net income reflected in Mesa's audited financial statements for the applicable year.
(7)	Mesa's adjusted operating income, a non-GAAP measure. See Appendix A.

Compensation Actually Paid and Company TSR

The following chart illustrates the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to Mesa's other NEOs against Mesa’s TSR, as well as the relationship between our TSR and the TSR of our FY26 CD&A peer group. As the chart shows, these relationships are generally aligned, in large part because a significant portion of the compensation actually paid to Mesa's NEOs is in the form of equity awards, the value of which is impacted by stock price changes.

Compensation Actually Paid and GAAP Net Income

The following chart illustrates the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to Mesa's other NEOs against Mesa's GAAP net income (loss) for the five years presented in the Pay versus Performance Table. Mesa does not use net income as a performance measure in its executive compensation program.

Compensation Actually Paid and Adjusted Operating Income

The following chart illustrates the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to Mesa's other NEOs against Mesa's adjusted operating income for the five years presented in the Pay versus Performance Table. As described above, adjusted operating income is defined as Mesa's total operating income reported under U.S. GAAP, adjusted to exclude amortization of intangible assets acquired in a business combination, depreciation, stock-based compensation expense, any impairment expense, and certain non-recurring items. While Mesa uses other financial and non-financial performance measures in its compensation programs, Mesa has determined that adjusted operating income is the most important performance measure used to link compensation actually paid to Mesa's NEOs to Company performance.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our principal executive officer, Mr. Owens, to the annual total compensation of the median employee of Mesa (the “Pay Ratio Disclosure”).

For fiscal year 2026, Mr. Owens' annual total compensation was $6,643,208, as reported in the Summary Compensation Table above. The annual total compensation for our median employee was $83,861, resulting in an estimated pay ratio of 79:1. This pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply as permitted under the SEC rules, this information may not be comparable to disclosures furnished by other companies.

Consistent with previous years, we identified the median employee based on salary, bonus plan achievement, and the target value of equity awards granted during the fiscal year. We considered such data for all of Mesa's employees as of March 31, 2026, excluding Mr. Owens. We annualized compensation for employees who did not work the entire year, except employees designated as temporary.

ABOUT THE MEETING - FAQ

Why did I receive these proxy materials?

Beginning on or shortly after July 22, 2026, this Proxy Statement is being mailed to those who were shareholders of record as of the Record Date, as part of the Board’s solicitation of proxies for the Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and the 2026 Annual Report, both of which have been made available to shareholders eligible to vote at the Annual Meeting, contain information that the Board believes offers an informed view of Mesa and the matters to be considered at the Annual Meeting.

What is the Notice of Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

As in past years, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials digitally, instead of mailing printed copies of those materials to all shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. These shareholders will instead receive a “Notice of Internet Availability of Proxy Materials” with instructions for accessing our proxy materials, including our Proxy Statement and 2026 Annual Report, and voting electronically. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election. Shareholders who have elected to receive the proxy materials electronically will be receiving an email on or about July 22, 2026 with information on how to access the proxy materials and instructions for voting.

What is being considered at the meeting?

You will be voting on the following matters:

1. Election of seven director nominees named in this Proxy Statement for a term of one year;

2. Ratification of the selection by our Audit Committee of Baker Tilly US LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2027; and

3. An advisory vote on executive compensation.

Who is entitled to vote at the meeting?

You are entitled to vote at the Annual Meeting if you owned shares of Mesa common stock as of the Record Date. Each share of stock is entitled to one vote.

How does the Board recommend I vote on each of the proposals?

The Board unanimously recommends that you vote as follows:

"For"	the election of each of the seven directors listed in this Proxy Statement (Proposal 1)
"For"	the proposal to ratify the appointment of Baker Tilly US LLP (Proposal 2)
"For"	the non-binding, advisory vote on the Company's named executive officers' compensation (Proposal 3)

A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by the person named in the proxy in accordance with the recommendations of the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Can a shareholder raise other business at the Annual Meeting?

Under our governing documents, no other business may be raised by shareholders at the Annual Meeting unless proper and timely notice has been given to us by the shareholders seeking to bring such business before the Annual Meeting. As of the date of this Proxy Statement, the Board knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of the person named on the proxy card, to whom you are granting your proxy and to whom such proxy confers discretionary authority to vote on any unanticipated matters, to vote in accordance with their best judgment on such matters.

Where will the Annual Meeting be held?
We will hold the Annual Meeting in person at our offices at 12100 West Sixth Avenue, Lakewood, CO 80228.

How do I vote?

Shareholders of record: All shareholders of record as of the record date may vote by written proxy card or in person at the Annual Meeting. Joint owners must each sign the proxy card. All shareholders of record may also vote by touchtone telephone using the toll-free telephone number on the notice or proxy card, or through the internet using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials. In any case, your shares will be voted at the Annual Meeting in the manner you direct.

Beneficial Owners: If your shares are held on your behalf by a broker, bank or other nominee (collectively, a "nominee"), you are considered a beneficial owner of shares rather than a shareholder of record. If you were a beneficial owner at the close of business on the Record Date, please check the voting instruction card provided by your broker, bank or other nominee to see what voting options are available and the procedures to be followed. You may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your nominee who is the stockholder of record with respect to your shares.

Broker Non-Votes: A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and the nominee does not possess discretionary authority on one or more proposals with respect to such shares. A nominee is not allowed to exercise its voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposals 1 and 3 are considered non-routine, and Proposal 2 is considered routine. Accordingly, your nominee will not be entitled to vote your shares on Proposal 1 or 3 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by the nominee with this Proxy Statement, but your nominee will be entitled to vote your shares on Proposal 2 without such instructions.

Can I change my mind after I return my proxy?

Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy card with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to Mesa’s Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you are a beneficial owner, you must contact the nominee that holds your shares of record to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

If you sign and return a proxy card, but do not include voting instructions, your shares will be voted as follows:

●	“FOR” the election of the director nominees listed in this Proxy Statement (Proposal 1);
●	“FOR” the proposal to ratify the appointment of Baker Tilly US LLP as the independent registered public accounting firm to the Company for the fiscal year ending March 31, 2027 (Proposal 2);
●	“FOR” the non-binding proposal to approve the compensation of the Company’s named executive officers (Proposal 3); and
●	in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly submit your proxy. In order for us to convene the Annual Meeting, the holders of a majority of our outstanding shares of common stock as of the Record Date must be present at the meeting. This is referred to as a quorum. As of the Record Date, there were 5,595,869 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors (Proposal 1)?

Directors are elected by a plurality of the votes cast, assuming a quorum is present, so the seven director nominees receiving the most votes will be elected. You may vote “FOR” up to seven nominees to the Board, or you may “WITHHOLD” authority with respect to all nominees or one or more nominees. Votes to withhold and broker non-votes will have no effect on the outcome of this vote.

What vote is required to ratify the selection by our Audit Committee of Baker Tilly US LLP as our independent registered public accounting firm (Proposal 2)?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on this proposal will be required for approval, assuming at the presence of a quorum. An abstention will count as present for the purpose of determining the presence of a quorum but will have the effect of a vote against the proposal. Because this is a routine matter, there will be no broker non-votes with respect to this proposal. This vote is not binding on the Board or Mesa; however, the Board will review the voting results and take them into consideration when making future decisions regarding auditor engagement.

What vote is required to approve the advisory proposal on executive compensation (Proposal 3)?

Approval of the advisory proposal on executive compensation requires the affirmative vote of the majority of shares represented at the meeting and entitled to vote, assuming a quorum is present. An abstention will count as present for the purpose of determining the presence of a quorum but will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory, it will not be binding on the Board or Mesa. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Do shareholders have appraisal rights or dissenters' rights?

No. No dissenters' or appraisal rights will be available to shareholders with respect to any of the proposals to be considered at the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, our executive officers and/or holders of 5% or more of our voting securities (collectively, “related persons”), on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the charter of the Audit Committee provides that the committee shall review and approve all related party transactions. During fiscal year 2026, there were no transactions, arrangements or relationships required to be disclosed under Item 404 of SEC Regulation S-K, which generally applies to transactions in which Mesa is a participant, any related person is a party, and the amount involved exceeds $120,000.

PROPOSALS OF SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in our proxy materials for the 2027 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than March 24, 2027.

If a shareholder wishes to present a proposal or nominate a candidate for director at Mesa's 2027 annual meeting of shareholders and the proposal or nomination is not intended to be included in the Company’s proxy statement relating to the 2027 annual meeting, the shareholder must give advance notice to Mesa within the time periods set forth in the Bylaws and must comply with the other requirements set forth in the Bylaws. Subject to certain exceptions, to be timely under the Bylaws, a proposal must be received no fewer than 80, and no more than 90, days prior to the first anniversary of the prior year’s annual meeting of shareholders, or, in the case of the 2027 annual meeting of shareholders, between June 10, 2027 and June 21, 2027.

HOUSEHOLDING OF PROXIES

Under rules adopted by the SEC, we are permitted to deliver a single copy of the proxy materials to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, called “householding,” allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instructions.

Mesa is not householding this year for those shareholders who own their common shares directly in their own name. If you share the same last name and address with another Mesa shareholder who also holds their common shares directly, and you would each like to start householding for the proxy materials, please contact us at 303-987-8000.

Some banks or other nominees who hold common shares on behalf of shareholders may be participating in the practice of householding the proxy materials for those shareholders. If your household receives a single copy of the proxy materials, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a nominee holds common shares on your behalf and you share the same last name and address with another shareholder for whom the nominee holds common shares, and together, both shareholders would like to receive only a single set of the proxy materials, please contact your nominee as described in the voter instruction card or other information you received from your nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

SOLICITATIONS OF PROXIES

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, may also solicit proxies by mail, telephone, facsimile, email or in person. Additionally, we will request that brokers, custodians, and other nominees forward copies of the proxy cards and other soliciting materials to persons for whom they hold common stock and request authority for the exercise of proxies. We will reimburse those holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may engage.

ANNUAL REPORT

The 2026 Annual Report, including audited consolidated financial statements for fiscal year 2026, is available on our website at investors.mesalabs.com/financials/annual-reports.

OTHER BUSINESS

Management is not aware of any other matters which are to be presented at the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Mesa under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR 2026 ANNUAL REPORT TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED OUR COMMON STOCK THROUGH A BANK, BROKER OR NOMINEE, AT THE CLOSE OF BUSINESS ON THE RECORD DATE. ANY REQUEST BY A SHAREHOLDER FOR OUR 2026 ANNUAL REPORT SHOULD BE MAILED TO OUR SECRETARY, MESA LABORATORIES, INC., 12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO 80228.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Siddhartha Kadia

July 22, 2026

Siddhartha Kadia, Ph.D.

President and Chief Executive Officer

Appendix A

Appendix A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

As described in more detail in the Compensation Discussion and Analysis section of the Proxy Statement, the 2026 annual cash incentive awards paid to Mesa's named executive officers were based in part on Mesa's fiscal year 2026 performance with respect to Adjusted Operating Income, adjusted for certain non-recurring items, which is a non-GAAP financial measure. Set forth below is a reconciliation of this metric to the comparable GAAP financial measure, based on Mesa's actual 2026 performance.

($ in thousands)

	Year Ended March 31,
	2026	2025	2024	2023	2022
Operating income (loss)	$18,511	$16,336	$(272,075)	$3,320	$4,702
Amortization of intangible assets	18,017	19,145	27,341	28,821	21,806
Depreciation of long-lived assets	5,254	5,382	4,233	4,313	3,262
Stock-based compensation	17,868	13,142	11,936	12,538	11,391
Impairment losses on goodwill and intangible assets	-	-	274,533	-	-
Adjusted Operating Income (non-GAAP)	$59,650	$54,005	$45,968	$48,992	$41,161
Adjustments to AOI for non-recurring items(1)	3,837	2,732	4,537	1,142	8,122
Adjusted Operating Income, excluding certain non-recurring items (non-GAAP)	$63,487	$56,737	$50,505	$50,134	$49,283

(1) Non-recurring items include amortization of inventory step-up costs and integration and acquisition costs related to acquisitions of businesses as well as certain costs related to restructuring and business consolidation events.

Note: the above reconciliation of adjusted operating income is calculated according to the definition Mesa has used beginning in the fourth quarter of fiscal year 2024. Prior to the fourth quarter of fiscal year 2024, depreciation expense was not added back to GAAP operating income (loss) to arrive at adjusted operating income. Compensation plans designed in fiscal years 2024 and earlier used adjusted operating income without depreciation expense added back to GAAP operating income (loss).

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MESA LABORATORIES, INC.

TO BE HELD Tuesday, September 8, 2026

The undersigned hereby appoints Siddhartha Kadia as the lawful agent and proxy (the “Proxy”) of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes the Proxy to represent and to vote, as designated below, all the shares of common stock of Mesa Laboratories, Inc. held by the undersigned as of the close of business on July 10, 2026 (the “Record Date”) at the Annual Meeting of Shareholders to be held on Tuesday, September 8, 2026, or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the director candidates named below:

1. ELECTION OF DIRECTORS

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below)	(to vote for all nominees listed below)

J. Sullivan	S. Kadia	S. Ladiwala	J. Alltoft	S. Hall	R. Tripeny	M. Capone

(INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee on the space provided below.)

The Board of Directors recommends that you vote FOR Proposals 2 and 3:

2. To ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2027.

FOR	AGAINST	ABSTAIN

3. To approve, on an advisory basis, the Company's named executive officer compensation.

FOR	AGAINST	ABSTAIN

In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy or any substitute thereof may do by virtue hereof.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: ____________________	___________________________________ Signature ___________________________________ Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING

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